As filed with the Securities and Exchange Commission on February 22, 2024

Registration No. 333-276152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED

(Exact name of Registrant as specified in its charter)

Nevada	4724	93-4332287
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maitong Sunshine Cultural Development Co., Limited

Room 202, Gate 6, Building 9, Yayuan,

Anhui Beili, Chaoyang District, Beijing, China

Office: +86 (010) 6492 7946

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

United Corporate Services, Inc.

2520 St Rose PKWY Ste 319, Henderson, NV 89074, USA

Office: 800-899-8648

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Robert Brantl, Esq.

181 Dante Avenue

Tuckahoe, NY 10707-3042

917-513-5701

E-mail: rbrantl21@gmail.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not completed and may be amended. The Selling Shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 22, 2024

PRELIMINARY PROSPECTUS

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED

30,600,000 SHARES OF COMMON STOCK

OFFERING PRICE: $1.00 PER SHARE

This prospectus relates to the resale or other disposition from time to time of up to 30,600,000 shares of common stock of Maitong Sunshine Cultural Development Co., Limited by the selling shareholders identified in the section entitled “Selling Shareholders” on page 48. Maitong Sunshine Cultural Development Co., Limited issued all of the 30,600,000 shares in a private placement transaction completed on November 27, 2023, prior to the filing of the registration statement containing this prospectus.

Maitong Sunshine Cultural Development Co., Limited is a Nevada corporation that functions exclusively as a holding company. All of the business operations that are described in this prospectus and reflected in the financial statements contained in this prospectus are carried out by a limited company organized and located in the People’s Republic of China (“PRC”). Maitong Sunshine Cultural Development Co., Limited owns the operating company through two intermediary holding companies, one registered in Samoa and one registered in Hong Kong. These four companies are identified in this prospectus individually and collectively as follows:

“Maitong Sunshine” or “MTSS”	Maitong Sunshine Cultural Development Co., Limited	Nevada	Holding Company

“MTSS Samoa:	Maitong Sunshine Cultural Development Co., Limited	Samoa	Intermediate Holding Company

“MTSS HK”	Maitong Sunshine Cultural Development Co., Limited	Hong Kong	Intermediate Holding Company

“Tongzhilian”	Beijing Tongzhilian Cultural Development Co, Limited	PRC	Operating Company

“Company”, “us”, “our” or “we”			The consolidated enterprise

The shares included in this prospectus may be re-offered and sold directly by the selling shareholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 46 of this prospectus. Maitong Sunshine is not selling any shares of the Company’s common stock in this offering and, therefore, the Company will not receive any proceeds from the sales of the shares. The selling shareholders will offer and sell common stock at a fixed price of $1.00 per share until our common stock is quoted on the OTCQB or other established public market, at which time the selling shareholders may sell the common stock at prevailing market prices or in privately negotiated transactions.

This is an initial public offering of our common stock. There is not currently, and there has never been, any public market for the Company’s common stock. The Company’s common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter market, including an OTC Market Group quotation system such as the OTC Market, and we cannot assure you that our common stock will become eligible for trading. We intend to arrange for a registered broker-dealer to apply for permission to post a quotation for our stock, and we intend to then apply to have the Company’s common stock quoted on the OTC Market system of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTC Market or any other quotation service or that, if quoted, an active market for our common stock will develop.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 13 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MTSS is not a Chinese operating company but a Nevada holding company with all of its operations conducted through a subsidiary of the Company located in China (a/k/a the “PRC”). Investors in the Company’s common stock should be aware that they will not directly hold equity interests in a Chinese operating entity, but rather are purchasing equity solely in a Nevada holding company that will be dependent upon distributions from its Chinese subsidiary to finance the administrative expenses of the Nevada holding company and any cash distributions by the Nevada holding company to its shareholders. Our ability to obtain contributions from the Company’s subsidiary is significantly affected by regulations promulgated by PRC authorities. Chinese regulatory authorities could prevent our Chinese subsidiary from making distributions to its Nevada parent, which would likely result in a material change in our operations and cause the value of our securities to significantly decline or become worthless. Any change in the interpretation by the PRC government of existing rules and regulations or the promulgation of new rules and regulations may materially affect our operations or cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks facing the Company as a result of its dependence on a Chinese operating subsidiary, please refer to “Risk Factors - Risks Relating to Doing Business in the PRC.”

Exposure to potential sanctions under the HFCAA

Pursuant to the Holding Foreign Companies Accountable Act (“HFCAA”), as adopted by the United States Congress, the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Centurion ZD CPA & Co., is headquartered in Hong Kong and was identified in this report as a firm subject to the PCAOB’s determination. As a result, MTSS would be subject to sanctions if the Hong Kong authorities continued to prevent the PCAOB from inspecting our auditor. Under the HFCAA (as amended by the Consolidated Appropriations Act – 2023), MTSS securities may be prohibited from trading on a U.S. stock exchange or facility if our auditor is not inspected by the PCAOB for two consecutive years (reduced by Congress in 2023 from three consecutive years in the original HFCAA), and this ultimately could result in MTSS common stock being removed from the OTC Pink Market.

On August 26, 2022, the China Securities Regulatory Commission (“CSRC”), the Ministry of Finance of China, and the PCAOB signed a protocol governing inspections and investigations of audit firms based in China and Hong Kong. On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB had been able to conduct inspections and investigations completely in Hong Kong in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in Hong Kong might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in Hong Kong, the PCAOB will act expeditiously to consider whether it should issue a new determination. If the PCAOB is not able to fully conduct inspections of our auditor’s work papers in Hong Kong, our securities may be prohibited from trading on a U.S. stock exchange or facility if our auditor is not inspected by the PCAOB for two consecutive years, and this ultimately could result in our common stock being barred from listing in the United States, which would likely prevent our shareholders from being able to sell their shares until the bar was lifted.

Exposure to restrictions on upstream distributions of profits

MTSS is a Nevada holding company with no business operations of its own. We conduct our operations in China through a subsidiary. We will rely on dividends paid by our PRC subsidiary to fund the cash requirements of MTSS, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC subsidiary to Maitong Sunshine Cultural Development Co., Limited (Hong Kong) (“MTSS HK”). If MTSS is unable to receive profits from the operations of our PRC subsidiary, we will be unable to pay dividends on our common stock.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC through the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), and the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied.

Current PRC regulations permit MTSS’s PRC subsidiary to pay dividends to MTSS and its Hong Kong subsidiary only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiary in China is required to set aside at least 10% of its after-tax profits each year to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our subsidiary in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the PRC subsidiary, the reserve funds are not distributable as cash dividends except in the event of liquidation. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

If MTSS is considered a PRC tax resident enterprise for tax purposes, any dividends its pays to our shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10.0%. Certain payments from our PRC subsidiaries to MTSS HK are subject to PRC taxes. As of the date of this prospectus, our PRC subsidiary has not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, MTSS HK. As of the date of this prospectus, our PRC subsidiary currently does not plan to declare and pay dividends to MTSS HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. MTSS HK intends to apply for the tax resident certificate when our PRC subsidiary plans to declare and pay dividends to MTSS HK.

Additional risks of operating in the PRC

There are additional risks associated with our operations being in Hong Kong and China. For example, as a U.S.-listed public company, we may face heightened scrutiny, criticism and negative publicity in the PRC, which could result in a material change in our operations and the value of MTSS’s common stock. Additionally, changes in Chinese internal regulatory mandates, such as the M&A rules, Anti-Monopoly Law, and the soon to be effective Data Security Law, may target the Company’s corporate structure and impact our ability to conduct business in China, accept foreign investments, or list on a U.S. or other foreign exchange. Recently, the PRC government initiated a series of regulatory actions affecting business operations in China with little advance notice, including banning certain activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. The business of our subsidiary until now has not been subject to cybersecurity review with the Cyberspace Administration of China, or CAC, given that: (i) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (ii) we do not possess a large amount of personal information in our business operations. In addition, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. However, since these regulatory actions are new, it is uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and the potential impact such modified or new laws and regulations will have on our daily business operation, our ability to accept foreign investments and our ability to list our securities on an U.S. or other foreign exchange. For a description of relevant PRC-related risks to this offering, see “Risk Factors - Risks Relating to Doing Business in the PRC” and “Risk Factors - Risks Related to Our Common Stock and this Offering.”

The date of this prospectus is ____, 2024

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of Maitong Sunshine Cultural Development Co., Limited that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the “Risk Factors” beginning on page 13. All references to “we,” “us,” “our,” “Company” or similar terms used in this prospectus refer to Maitong Sunshine Cultural Development Co., Limited and its consolidated subsidiaries. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending September 30. Unless otherwise indicated, the term “common stock” refers to shares of MTSS’s common stock.

Our Corporate Structure

Maitong Sunshine Cultural Development Co., Limited (“MTSS”) was incorporated in the State of Nevada on October 26, 2023. MTSS’s principal corporate address is Room 202, Gate 6, Building 9, Yayuan Anhui Beili, Chaoyang District, Beijing, 100000, China. Our telephone number is +86 (010) 6492 7946. Our registered agent for service of process is United Corporate Services, Inc., 2520 St Rose Pkwy Ste. 319, Henderson, NV 89074, USA. Our website address is www.maitongsunshine.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

Maitong Sunshine Cultural Development Co., Limited is a holding company incorporated in the state of Nevada. As a holding company with no material operations of our own, we conduct our operations through a subsidiary established in China. MTSS’s common stock offered in this offering are shares of our U.S. holding company instead of shares of our subsidiary in China.

Our Hong Kong and PRC subsidiaries are not required to obtain permission from the Chinese authorities, including the China Securities Regulatory Commission, or CSRC, or Cybersecurity Administration Committee, or CAC, to operate or to issue securities to foreign investors. However, in light of recent statements and regulatory actions by the PRC government to enhance its control over business activity in the PRC, such as the promulgation of regulations prohibiting foreign ownership of Chinese companies operating in certain industries, we are subject to the risk that future actions of the PRC government in this regard may encompass our business within its reach, such that we become required to obtain approvals (such as are mandated for issuers listed on offshore exchanges by the Trial Administrative Measures of Overseas Offering and Listing by Domestic Companies and the Trial Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies, which became effective on March 31, 2023) or that regulations by the PRC government could interfere with our ability to carry on our current business, accept foreign investment, or offer or continue to offer securities to our investors. These adverse actions could cause the value of our common stock to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the Chinese Securities Regulatory Commission, if we fail to comply with applicable rules and regulations, which would likely adversely affect the ability of MTSS’s securities to continue to trade in U.S. securities markets, which would likely cause the value of our securities to significantly decline or become worthless.

The Company, through its operating subsidiary, which is headquartered in Beijing, China, is engaged in the business of providing cultural tourism (include Education Tours and Family Tours). During 2024, the Company intends to expand the scope of its subsidiary’s business to include arts expositions and the sale of Chinese cultural and creative products. The Company currently has 12 full-time employees.

The following chart describes our current corporate structure:

Maitong Sunshine Cultural Development Co., Limited (“MTSS”) is a privately held corporation that was registered in Nevada, USA on October 26, 2023. On November 27, 2023, MTSS issued 60,000,000 shares of its common stock to the original shareholders of Maitong Sunshine Cultural Development Co., Limited (Samoa), in exchange for 100% of the outstanding shares of Maitong Sunshine Cultural Development Co., Limited (Samoa) (the “Share Exchange”).

Maitong Sunshine Cultural Development Co., Limited (Samoa) (“MTSS Samoa”), was established on September 7, 2023 under the laws of Samoa.

Maitong Sunshine Cultural Development Co., Limited (Hong Kong) (“MTSS HK”), was established on September 13, 2023 under the laws of Hong Kong. MTSS Samoa holds a 100% interest in MTSS HK.

Beijing Tongzhilian Cultural Development Co., Limited (“Tongzhilian”), a privately held Limited Company, was approved on September 13, 2023 and registered on October 11, 2023 in Beijing, China. MTSS HK holds a 100% interest in Tongzhilian.

The equity transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the four entities have at all times been under the control of Ms. Huang Fang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

Our Business

Our CEO, Huang Fang, has over twenty years of experience in marketing, within the PRC, aspects of Chinese culture: culture-oriented tours, cultural expositions and products that reflect Chinese culture. In that time, Huang Fang has forged numerous strong relationships with enterprises engaged in similar marketing. To gain advantage from her relationships, Ms. Huang has founded our operating subsidiary, Tongzhilian, to be a single vehicle for integrated marketing of several aspects of Chinese culture. At present, Tongzhilian is engaged in marketing cultural tours (include education tours and family tours). By April 2024, Tongzhilian expects to initiate marketing of Chinese cultural and creative products. In the latter half of 2024 Tongzhilian expects to offer its initial arts exposition. By flowing multiple aspects of Chinese culture through a single marketing network, we hope to develop expanded brand loyalty and marketing efficiencies.

●	Cultural Tourism. In time we expect to offer both tours developed by third party tour operators and tours developed exclusively by Tongzhilian. Initially we are working in cooperation with established tour operators: Tongzhilian designs the tours, determines the cultural content, and supervises the marketing, while the cooperating tour operator or travel agent arranges for accommodations, meals and local services. A network of sales agents, organized by our Staff and based on Huang Fang’s contacts in the cultural marketing industry, will provide the marketing services for our tours.

●	Arts expositions. Arts expositions will involve the presentation of Chinese artistic practices in a participatory manner: exhibitions of painting or calligraphy followed by audience participation, dance competitions, choir competitions, variety shows: any vehicle we imagine will attract an audience willing to learn and/or demonstrate their skills in one of the hundreds of modes of artistic expression available within Chinese culture. Each exposition will be developed by Tongzhilian, which will engage facilities, public or private, in which the expositions will be presented. The expositions will be marketed by the same network of sales agents that serve as the marketing network for Tongzhilian’s cultural tours

●	Chinese cultural and creative products. Tongzhilian has negotiated arrangements to function as a sales agent for distributors of Chinese cultural and creative products. Initially, Tongzhilian will introduce the distributors’ product lines to Tongzhilian’s network of sales agents and will share the sales commission with its sub-agents. As the business develops, the Company intends to engage one or more professional design companies to design their own lines of cultural and creative products, to be manufactured by a contractor. The product lines with which Tongzhilian will initially be involved are primarily focused on the youth market, and use popular contemporary icons to decorate toys and housewares.

Tongzhilian’s primary initial focus will be on the cultural tourism market, where it plans to develop a complete response to customer needs, integrating resources both vertically (tour operators, travel agents, temples, museums and similar cultural destinations) and horizontally (cultural tourism, education travel, arts expositions) and delivering culture-based experiences in a variety of modes (tourist attractions, family education, camping experiences, expansion training services), forming a complete cultural and tourism product supply chain system under a single well-known brand. Tongzhilian will pursue financial success by collaborating with upstream product suppliers, travel agencies, tourism companies, etc. in a centralized procurement manner, optimizing processes and saving human resources through meticulous planning and control, and improving efficiency.

In the long run, by leveraging our CEO’s network of industry contacts to access and expand a large and loyal customer base, we plan to expand the scope of our service offerings and ultimately establish Tongzhilian as a leading cultural tourism service provider in China. We intend to achieve our goal by implementing the following strategies:

●	strengthening our network of relationships in the cultural tourism industry;

●	continuously upgrade and improve existing cultural tourism products;

●	utilize brand loyalty developed through off-line marketing to support the development of an online cultural tourism platform service;

●	provide products and services for an ever-broadening market; and

●	further upgrade our service standards to enhance the customer experience.

We will face significant competition from enterprises that are well-established in the cultural tourism industry. Some of our current or future competitors will have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases or greater financial, technical or marketing resources than we do. There is no assurance that we will be able to successfully compete against these larger and better funded competitors.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition to engage such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining and motivating them, we may be unable to grow effectively.

Intra-Company Transfer of Funds

MTSS, MTSS Samoa, MTSS HK and Tongzhilian were each organized in the second half of 2023. Since then, no funds have been transferred from MTSS (or its subsidiaries) to Tongzhilian or from Tongzhilian to MTSS (or its subsidiaries), nor has any attempt been made to effect such a transfer of funds. MTSS has paid no dividends or distributions to its shareholders.

The business plan of Tongzhilian aims for a significant position in the Chinese market for cultural tourism. Accomplishment of that goal will depend, in large part, on the availability of capital to finance operations, to purchase tours, and for marketing. Our expectation, therefore, is that for the foreseeable future the net income generated by the operations of Tongzhilian will be needed to fund the expansion of those operations. Only when Tongzhilian has established a control position in the market for cultural tours and only if Tongzhilian is then enjoying cash reserves in excess of that useful for growth, will Tongzhilian be likely to distribute earnings to MTSS.

If it should occur that the cash reserves of Tongzhilian are sufficient to warrant a distribution of cash by Tongzhilian, the funds will be distributed as a dividend payable to MTSS HK, which would then pay a dividend or make a return of capital to MTSS Samoa, which would then pay a dividend or return of capital, as appropriate, to MTSS. MTSS could then dividend the cash to its shareholders or utilize the cash to expand its investments. We expect that MTSS will rely primarily on dividends paid in this manner for its cash needs, which will include administrative expenses and may, under appropriate circumstances, include funds necessary to pay dividends and other cash distributions, if any, to our shareholders. However, because we do not foresee any distribution by Tongzhilian occurring in the foreseeable future, we have not developed formal cash management policies with respect to inter-company transfers. We have made no such distributions to date and intend that the net cash generated by Tongzhilian will be used to expand that entity’s operations for the foreseeable future.

All dividends declared and payable upon the equity interests in Tongzhilian may be converted into foreign currency and be freely transferred out of the PRC, provided that (i) the declaration and payment of such dividends complies with applicable PRC Laws and the constitutional documents of Tongzhilian, and (ii) the remittance of such dividends out of the PRC complies with the procedures required by the relevant PRC Laws relating to foreign exchange administration.

Even when circumstances would make it reasonable for Tongzhilian to make distributions to MTSS (via its subsidiaries), it is not certain that PRC government regulations will permit Tongzhilian to make such distributions. In general, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implement capital control measures that severely restrict the flow of cash into and out of China. The primary measures restricting inflow and outflow of cash are the restrictions on conversion of Renminbi into foreign currencies, such as the U.S. Dollar. Under existing PRC foreign exchange regulations, payments of current account items, such as distributions of profits, interest payments, and trade and service-related transactions, can be made by a Chinese enterprise in foreign currencies without approval by SAFE, provided certain registration procedures are completed. Therefore, under current regulations, profits generated by the operations of Tongzhilian could be distributed upstream to MTSS, subject to the following limitations:

●	Pursuant to the Implementation Rules for the PRC Enterprise Income Tax Law, effective on January 1, 2008, dividends payable by a foreign invested enterprise (“FIE”) to its foreign investors are subject to a withholding tax of up to 10%.

●	Pursuant to Article 10 of the Arrangement Between the Mainland of China and the Hong Kong Special Administration Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, effective December 8, 2006, dividends payable by a FIE (such as Tongzhilian) to its Hong Kong investor which owns 25% or more of the equity of the FIE is subject to a withholding tax of up to 5%.

●	PRC regulations require that a FIE fund a statutory reserve fund by setting aside at least 10% of its after tax profits until the amount of the fund reaches 50% of its registered capital. That reserve would necessarily reduce dividends payable. The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation, can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

●	The PRC government may continue to strengthen its capital controls, and more restrictions and vetting procedures may be introduced by SAFE for cross-border transactions. Any or all of these enhanced restrictions could limit the ability of Tongzhilian to transfer funds upstream.

These and any other limitations on the ability of our PRC operating subsidiary to distribute dividends or other payments to its shareholder for transfer to MTSS could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct any business other than that carried on by Tongzhilian.

In 2016, when the value of the Renminbi against other currencies weakened, significant capital outflows from China occurred, which led the PRC government to impose more restrictive foreign exchange policies. These included more thorough scrutiny of cross-border transactions classified as current account transactions. It would not be surprising if the PRC government in the future further restricts the current accounts transaction window for outflows of cash. Any such further restrictions would increase our difficulty in funding dividends paid from China to MTSS.

MTSS will be permitted under PRC laws and regulations to provide funding to Tongzhilian only through loans or capital contributions, and only if it satisfies the applicable government registration and approval requirements. Any loans to Tongzhilian will be subject to PRC regulations and foreign exchange loan registrations. For example, loans by MTSS to Tongzhilian cannot exceed statutory limits based on the difference between the amount of MTSS’ investments and registered capital in Tongzhilian, and must be registered with the local counterpart of the State Administration on Foreign Exchange (“SAFE”), or filed with SAFE in its information system. According to the Notice of the People’s Bank of China and the State Administration of Foreign Exchange on Adjustments to Comprehensive Macro-prudential Regulation Parameters for Cross-border Financing issued by the People’s Bank of China and SAFE in March 2020, the limit for the total amount of foreign debt is 2.5 times its net assets. Moreover, any medium or long-term loan to be provided by us to Tongzhilian must also be filed and registered with the NDRC. We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be reported to the Ministry of Commerce, or MOFCOM, or its local counterpart. In addition, a foreign invested enterprise is required to use its capital pursuant to the principle of authenticity and self-use within its business scope.

Please see “Risks Related to our Common Stock and this Offering - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from future financing activities to make loans or additional capital contributions to our PRC operating subsidiary.

Risk Factor Summary

MTSS is a recently organized enterprise, without significant operational history. The success of its business plan will not depend on proprietary technology or any exclusive market position; the success of its business plan will depend, for the most part, on the skill of our personnel in developing and marketing culture-oriented products. Investing in our common stock, therefore, involves a high degree of risk.

Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained under the heading “Risk Factors” on page 13 of this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. The risks to our success include, but are not limited to, the following:

Our business was recently initiated. There are risks in the effort to grow a start-up business into a competitive enterprise. These risks include:

●	Key employees are essential to expanding our business. Please see “Risks Related to our Management - The loss of the services of either of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

●	Additional capital, which will be required for growth of our business, may not be available on acceptable terms, and any additional financing may be on terms adverse to your interests. Please see “Risks Related to Our Business - Additional capital may not be available on acceptable terms, and any additional financing may be on terms adverse to your interests.”

●	We will face significant competition as the barrier to entering our industry is relatively low and some of our competitors have significantly greater financial and marketing resources than we do. “Risks Related to Our Business - We operate in a competitive environment and competing facilities and services could harm our business, financial condition, results of operations and prospects.”

●	Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price. Please see “Risks Related to our Management - Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.”

●	Any actual or perceived security or privacy breach or a breach of laws or regulations relating to privacy, data protection or the protection or transfer of personal data could interrupt our operations, harm our brand and adversely affect our reputation, business, financial condition and results of operations. Please see “Risks Related to Our Business - A computer system failure, security breach or a breach of data privacy or security obligations may disrupt our business, damage our reputation and adversely affect our results of operations, financial condition and cash flows.”

Our business is carried out by Tongzhilian, a subsidiary in China; but investors in this offering will own shares in MTSS, a U.S. corporation that has no business operations of its own. There are special risks that arise from this international arrangement, in particular due to the current lack of cooperation between the U.S. government and the government of the PRC. Among the risks our corporate structure imposes on investors are:

●	Chinese government agencies are vested with a broad range of discretion in formulating policies and regulations applicable to business carried on in the PRC. Such policies and regulations, when adopted, often significantly alter accepted methods of doing business in China, as well as practices customary for offshore holding companies with China-based operations. The effective control that this authority gives to the agencies of the Chinese government over business practices in or affecting China may have the effect of diminishing the diminishing the ability of our Company’s Board of Directors to develop and implement a business plan for Tongzhilian and a plan for financing the Company as a whole. Please see “Risks Related to Doing Business in the PRC - The operations of our subsidiary in China, as well as our financial operations in the U.S. to the extent that they affect our subsidiary in China, will be subject to a high level of control by the national and provincial bureaucracies in the PRC. Exercise by government authorities of that control could significantly interfere with our ability to conduct our operations in the best interests of our company and its shareholders, which could cause the value of our common stock to decline and limit or prevent our efforts to finance the operations of Tongzhilian.” and “Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder our ability to conduct our business, accept foreign investment, or list on a U.S. or other foreign exchange, including our ability to offer our securities to investors. Such limitations could cause the value of the securities being registered hereby to significantly decline or become worthless.”

●	The government of the PRC is not bound by principles of substantive due process similar to those binding on the U.S. government. Therefore, the government of the PRC considers itself charged with unrestricted responsibility for the well-being of its nation, and will intervene in the economy of the PRC in general or in the affairs of an individual enterprise within the PRC, as it deems appropriate to protect the well-being of the PRC. A U.S. investor in MTSS will be at risk of an intervention by the PRC government in the Chinese tourism business in general or the business of Tongzhilian in particular, as well as the risk that the PRC government will impose new restrictions on the ability of MTSS to fund the operations of Tongzhilian. Restrictions on the use of offshore sources to fund the operations of Chinese operating companies could undermine our business plan and cause the value of an investment in MTSS to significantly decline or become worthless. Please see “Risks Related to Doing Business in the PRC – Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.”

●	Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business. Please see “Risks Related to Doing Business in the PRC - Changes in the policies of the PRC government could have an adverse effect on our business.”

●	Recent contentious conduct between the U.S. government and the PRC government has increased the difficulty of combining a U.S. holding company with a Chinese operating company. Since 2021, the U.S. government has imposed enhanced disclosure requirements on publicly-held U.S. companies with significant Chinese subsidiaries, while the PRC government has adopted substantial additional controls on the offshore financing of Chinese operating companies. The possibility that the contention between the countries will lead to additional regulatory action by one or both countries creates a risk to the ability of MTSS to carry out its business plan and grow its business, without which an investment in MTSS may become worthless. Please see “Risks Related to Doing Business in the PRC – Changes in United States and China relations may adversely impact our business, our operating results, our ability to raise capital and the market price of our shares.”

●	We are a holding company with operations conducted through our wholly owned subsidiary based in mainland China, Tongzhilian. This structure presents unique risks as our investors will be dependent upon distributions of cash from Tongzhilian to finance the cash flow needs of MTSS and its subsidiary holding companies in Samoa and Hong Kong. Any limitation on the ability of Tongzhilian to make payments to us could have a material adverse effect on our ability to conduct business. We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends. Please see “Risks Related to Doing Business in the PRC - Governmental control of currency conversion may affect the value of your investment.” And “Risks Relating to Our Common Stock and this Offering - We are unlikely to pay cash dividends in the foreseeable future.”

●	We are subject to risks arising from the legal systems in Samoa, Hong Kong and China, including risks and uncertainties regarding the enforcement of laws and the possibility that rules and regulations in Samoa, Hong Kong or China man change quickly with little or no advance notice. Any such change that significantly interfered with our plan of operations or prevented us from financing our operations from the proceeds of securities offerings in the U.S. could render shares in our company worthless. Please see “Risks Related to Doing Business in the PRC - Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

●	While we currently are not required to obtain the approval of the PRC government for this offering, there is a risk that we may be required to obtain such approval with respect to future offerings of securities outside China. The Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, which became effective on March 31, 2023, at present require only reporting by the parent of a Chinese operating company that offers securities on an offshore securities market. In the future, however, if we become listed on the OTCQB or other established securities market, the approval of the PRC government may be required for a business combination, the issuance of our common stock, or maintaining our status as a publicly listed company outside China. We may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay a potential business combination, impose fines and penalties, limit our acquisitions and the operations of a target business in China, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our units, common stock and rights. Please see “Risks Related to Doing Business in the PRC – If MTSS common stock becomes listed on the OTCQB or other established securities market, we will be required to obtain the approval of the PRC government for a business combination, the issuance of our common stock, or for maintaining our status as a publicly listed company outside China.”

●	On July 10, 2021, the Cyberspace Administration of China (“CAC”) issued Measures for Cybersecurity Review for public comments. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users will be required to apply for cybersecurity approval when listing securities in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted. However, there is a risk that, pursuant to the Measures as ultimately adopted, because we will hold user information in our files, we may require approval from CAC in order to sell securities in the U.S. The obligation to apply for CAC approval, if adopted, could interfere with our ability to finance our business using U.S. securities markets. Please see: “Risks Related to Doing Business in the PRC - Regulations proposed by the Cyberspace Administration of China may require Tongzhilian to apply for cybersecurity approval before MTSS can list its securities on a U.S. exchange.”

●	Governmental control of currency conversion and the remittance of currencies out of the PRC may limit our ability to transfer cash into and out of China. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied. These controls may limit our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders, which may affect the value of your investment. Please see “Risks Related to Doing Business in the PRC - Governmental control of currency conversion may affect the value of your investment.”

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers. Please see “Risks Related to Doing Business in the PRC - We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.”

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of future financing activities to make loans or additional capital contributions to our PRC operating subsidiary. Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. Please see “Risks Related to Doing Business in the PRC - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.”

●	Our auditor is resident in Hong Kong, which had, until late in 2022, prevented the U.S. PCAOB from conducting onsite reviews of auditors in Hong Kong. Trading in our securities may be prohibited under the U.S. Holding Foreign Companies Accountable Act (“HFCAA”) if the PCAOB determines that, for a period of two years (reduced from three years by Congress in 2023), it cannot inspect or fully investigate our auditor. If Hong Kong reverts to its previous policy and prevents the PCAOB from inspecting our auditor, any exchange on which we list may determine to delist our securities. Please see “Risks Related to Doing Business in the PRC - The U.S. Holding Foreign Companies Accountable Act, as amended, requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China. Please see “Risks Related to Doing Business in the PRC - Restrictions contained in Chinese law on the ability of overseas securities regulators to collect information in China may deny investors in our Company the benefits of U.S. securities regulation.”

Risks Relating to Our Common Stock and This Offering

●	Our common stock has no public trading market. If we are able to secure a listing for our common stock, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Please see “Risks Related to our Common Stock and this Offering - Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.”

●	We have no present intention to pay dividends. Please see “Risks Related to our Common Stock and this Offering - We are unlikely to pay cash dividends in the foreseeable future.”

●	We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. Please see “Risks Related to our Common Stock and this Offering - We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

Summary of the Offering

Shares of common stock offered by us:	None

Shares of common stock offered by Selling Shareholders pursuant to this prospectus	30,600,000 shares of the Company’s common stock.

Common stock currently outstanding	60,000,000 shares

Use of Proceeds:	The Company will not receive any proceeds from the resale or other disposition of common stock offering by the selling shareholders covered by this prospectus.

Risk Factors:	An investment in the Company’s common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Summary of consolidated financial information

MTSS was organized in October 2023 and in November 2023 consolidated with Tongzhilian, which was organized in September 2023. The following summary consolidated balance sheet data as of December 31, 2023 and consolidated statement of operations data for the three months ended December 31, 2023 have been derived from the Company’s unaudited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated balance sheet data as of September 30, 2023 and consolidated statement of operations data for the period from September 7, 2023 to September 30, 2023 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED

SUMMARY CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	As of December 31,	As of September 30,
	2023	2023

Total current assets	$41,535	$1,141
Total assets	$78,346	$41,893

Total current liabilities	$111,322	$76,485
Operating lease liabilities, less current portion	--	5,922
Total liabilities	111,322	82,407
Total stockholder’s deficit	(32,976)	(40,514)
Total liabilities and deficit	$78,346	$41,893

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LTD

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

	For the Three Months Ended	For the Period from Organization to
	December 31,	September 30,
	2023	2023

Total revenue	$123,970	$10,981
Cost of revenue	75,839	6,411
Gross Profit	48,131	4,570
Total operating expenses	100,433	45,182
Loss from operations before other income and income taxes	(52,302)	(40,612)
Other income (expenses), net	(107)	110
Loss from operations before income taxes	(52,409)	(40,502)
Provision for income taxes	85	-
Net loss	$(52,494)	$(40,502)

RISK FACTORS

An investment in MTSS’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in MTSS’s common stock. If any of the following risks are actually realized, the Company business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of MTSS’s common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

The Company currently has losses and has not established a stabilized source of revenue sufficient to cover operating costs over an extended period of time. These factors, among others, caused our independent auditor, in its audit opinion for the period from September 7, 2023 to September 30, 2023, to express substantial doubt about the Company’s ability to continue as a going concern.

The Company’s operations have been financed primarily by advances and loans from related parties. Huang Fang was the primary sources of financing for the early operations of the entity. Nevertheless, there can be no assurance that we would be able to raise the additional funding needed to implement our business plans or cover unanticipated costs.

Since we are an early-stage company, have not generated significant revenues and have experienced losses, an investment in the shares offered herein is highly risky and could result in a complete loss of your investment if we are unsuccessful in implementing our business plans.

Based upon current plans, we expect to incur operating losses in future periods as we incur significant expenses associated with the effort to expand our business. Further, we cannot guarantee that we will be successful in realizing sufficient revenues or in achieving or sustaining positive cash flows at any time in the future. Any such failure could result in the possible closure of our business or force us to seek additional financing through loans or additional sales of our equity securities to continue business operations, which could dilute the value of any shares you purchase in this offering.

A computer system failure, security breach or a breach of data privacy or security obligations may disrupt our business, damage our reputation and adversely affect our results of operations, financial condition and cash flows.

We will rely on computer and information systems and internet and network connectivity to conduct a large portion of our business operations. This includes the need to securely store, process and transmit confidential information, including personal information. In many cases this also includes transmission and processing to or through commercial customers, business partners and third-party service providers. The introduction of new technologies, computer system failures, cyber-crime attacks or security or privacy breaches may materially disrupt our business operations, damage our reputation, result in regulatory and litigation exposure, investigation and remediation costs, and materially and adversely affect our results of operations, financial condition and cash flows.

The information security risk that we face includes the risk of malicious outside forces using public networks and other methods, including social engineering and the exploitation of targeted offline processes, to attack our systems and information. It also includes inside threats, both malicious and accidental. For example, human error and lack of sufficiently automated processing can result in improper information exposure or use. We also face risk in this area due to our reliance in many cases on third-party systems, all of which may face cyber and information security risks of their own. Third-party administrators or distribution partners used by us or our subsidiaries may not adequately secure their own information systems and networks, or may not adequately keep pace with the dynamic changes in this area. Potential bad actors that target us and our applicable third parties may include, but are not limited to, criminal organizations, foreign government bodies, political factions, and others. There is no guarantee that the measures that we take will be sufficient to stop all types of attacks or mitigate all types of information security or privacy risks.

If we fail to maintain adequate processes and controls or if we or our business partners fail to comply with relevant laws and regulations, policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of personal information or other confidential information could occur. Such control inadequacies or non-compliance could cause disrupted operations and misstated or unreliable financial data, materially damage our reputation or lead to increased regulatory scrutiny or civil or criminal penalties or litigation, which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we analyse personal information and customer data to better manage our business, subject to applicable laws and regulations and other restrictions. It is possible that additional regulatory or other restrictions regarding the use of such techniques may be imposed. Such restrictions and obligations could have material impacts on our business, financial conditions and/or results of operations.

We operate in a competitive environment and competing facilities and services could harm our business, financial condition, results of operations and prospects.

There are numerous cultural tourism service providers, arts exposition providers and distributors of Chinese cultural and creative products. We will face significant competition from these three types of competitors. The private cultural tourism market is further segmented into large franchise companies, regional providers and numerous local independent service providers located in nearly every city in China. We will compete primarily on the basis of price, quality of service, convenience, location, brand recognition and reputation. We do not have the same level of brand recognition as some of the cultural tourism companies, and in some regional markets our brand is not as established and our geographical coverage is not as extensive as that of our private competitors.

We may not be able to effectively control and manage our planned growth.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion accordingly. In addition, we may face challenges in managing our expanding service offerings. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause administrative inefficiencies. Additionally, failure to execute our planned growth strategy could have a material adverse effect on our financial condition and results of operation.

Additional capital may not be available on acceptable terms, and any additional financing may be on terms adverse to your interests.

We will need additional cash to fund the expansion of Tongzhilian’s operations. Our capital needs will depend on numerous factors, including market conditions and our profitability. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund expansion, successfully promote our brand name, develop or enhance our services, take advantage of business opportunities, or respond to competitive pressures or unanticipated requirements, any of which failures could seriously harm our business and reduce the value of your investment.

If we are able to raise additional funds when needed by issuing additional equity securities, you may experience significant dilution of your ownership interest and holders of these new securities may have rights senior to yours as a holder of our common stock. If we obtain additional financing by issuing debt securities, the terms of those securities could restrict or prevent us from declaring dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced.

There is no assurance that we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtained on terms and conditions favorable to or affordable by us. If we cannot obtain needed funds, we may be forced to curtail our activities

Risks Relating to our Management

The loss of the services of either of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

The business plan of Tongzhilian assumes the ability of Tongzhilian to exploit the relationships that our CEO, Huang Fang, has developed with participants in the cultural tourism industry. Our future success, therefore, depends upon the continued services of our executive officers, Huang Fang and our Chief Financial Officer, Shang Jia. The loss of the services of either of our officers or our failure to timely identify and retain competent executives could negatively impact our ability to develop our business, which could adversely affect our financial results and impair our growth.

Going forward, the success of our business will depend on our ability to identify and retain competent employees with the skills required to execute our business objectives. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, all future success depends largely on our ability to retain key consultants and advisors. We cannot assure that any skilled individual will agree to become an employee, consultant, or independent contractor of Tongzhilian. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a new public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer a smaller reporting company, our management will be required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal other material weaknesses or that the known material weaknesses have not been fully remediated. If we do not remediate material weaknesses or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in monitoring the Company’s compliance with its disclosure and accounting obligations. Until we establish such a committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors function as our audit committee and is comprised of two directors. An independent audit committee would play a crucial role in the corporate governance process, assessing our Company’s processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may deprive the Company of management’s independent judgment. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

Our board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors, which has no independent members, acts as the compensation committee for the Company and determines the compensation and benefits of our executive officers, will administer our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that an executive officer on the board may have influence over his or her personal compensation and may obtain benefits levels that may not be commensurate with our financial performance.

Our management has no experience managing a public company.

At the present time, none of our management has experience in managing a public company. This may hinder our ability to establish effective controls and systems and comply with all applicable requirements associated with being a public company. If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we expect it will be difficult and expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining in the PRC a sufficient number of employees with the skills necessary to manage a U.S. public company. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

Risks Related to Doing Business in the PRC

The operations of our subsidiary in China, as well as our financial operations in the U.S. to the extent that they affect our subsidiary in China, will be subject to a high level of control by the national and provincial bureaucracies in the PRC. Exercise by government authorities of that control could significantly interfere with our ability to conduct our operations in the best interests of our company and its shareholders, which could cause the value of our common stock to decline and limit or prevent our efforts to finance the operations of Tongzhilian.

The government of the PRC is highly bureaucratized, as are the provincial governments in China. Whereas the authority of agencies in the U.S. government is restricted to a stated mandate by principles and regulations of administrative law, agencies of the PRC government have broad authority to impose and administer regulations, and to collect information, as they deem in the best interests of the nation. As a result, our Company’s Board of Directors may find its ability to develop and implement a business plan constrained by the regulatory activities of government agencies in the PRC, which are able to exert substantial and wide-ranging control over our Company’s operations, both those of Tongzhilian, our Chinese subsidiary, and the financial operations of MTSS.

The PRC agencies that will exercise have significant control over our Company’s operations include:

•	China Securities Regulatory Commission (“CSRC”), which since March 2023 has imposed extensive reporting requirements and other regulations on companies structured as ours: offshore holding companies with operations based in China. The CSRC now requires that such companies obtain pre-approval of offshore securities listings and offshore securities offerings, and the CSRC, in reviewing such filings, has broad discretion to limit or prevent offshore financing activities that CSRC believes put the interests of China at risk, including risks attendant to indirect offshore investment in companies that control significant data, personal or otherwise, and companies involved in a wide range of industries that CSRC deems essential to the PRC.

•	State Administration of Foreign Exchange (“SAFE”), which governs inflows and outflows of capital with respect to the PRC, and has broad authority to regulate or restrict, by registration requirements or prohibitions, cross-border transactions and currency exchange as needed to protect the interests of the PRC.

•	Cyberspace Administration of China (“CAC”), which has broad authority to regulate conduct within the PRC and offshore as it relates to cyberspace activities touching on the PRC. Among the proposed regulations under review by the CAC are a requirement that China-based enterprises holding significant user data be required to undergo review and approval by CAC before soliciting offshore investment.

•	Ministry of Commerce (“MOFCOM”), which has broad regulatory authority over commercial activity in the PRC, with particular focus on foreign-invested commercial activity. Among MOFCOM’s activities is reviewing offshore investments in Chinese enterprises to assure the capital is used for purposes that fall within the pre-approved business plan of the Chinese recipient.

Investors considering investment in MTSS, therefore, should understand that the control of our Board of Directors over the plans and operations of our Company will be subject to the extensive control that the government of China may exercise over both Tongzhilian, our Chinese subsidiary, and the activities of its U.S. parent company as they involve Tongzhilian. Our Board may find, at times, that actions it considers in the best interests of our Company and its shareholders are restricted or prevented by policies of one or more Chinese government agencies. These restrictions, in turn, may make our public securities less valuable and interfere with our efforts to raise capital for the operations of Tongzhilian.

Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder our ability to conduct our business, accept foreign investment, or list on a U.S. or other foreign exchange, including our ability to offer our securities to investors. Such limitations could cause the value of the securities being registered hereby to significantly decline or become worthless.

The Chinese government recently has published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding one or more of the industries in which we plan to be involved. Such regulations could require us to seek permission from Chinese authorities to operate our business, which may adversely affect our business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets, as well as foreign investment in China-based issuers like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer its securities to investors, and could cause the value of such securities to significantly decline or become worthless.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China, as well as the value of the securities being offered, may also be adversely affected.

Our failure to comply with regulations and policies of the Chinese government, even if inadvertent, could have a serious adverse effect on our business.

Each aspect of the business operations of Tongzhilian and each aspect of the relationship of MTSS with Tongzhilian will be subject to regulations imposed by the government of the PRC or the PRC Provincial governments. It will be our intention to comply with all government regulations applicable to our business. It is, however, sometimes difficult to determine with precision the meaning and intent of PRC government regulations, which are at times issued on a “trial” basis and are always subject to the interpretive authority of the issuing agency. Moreover, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of commercial laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. As a result, we could inadvertently overlook the requirement to obtain a license or permission; or we could obtain the necessary license or permission but fail to comply with the regulations governing the regulated activity; or the regulations could change in a way that defeats our plan to comply.

The consequences of failure or inability to conform our conduct to government policy would vary: the significance of the consequence will tend to reflect the level of concern that the government holds for the subject of the regulation. If Tongzhilian fails to comply with a government regulation applicable to its marketing activities, the penalties could range from a fine to a revocation by Beijing Province of Tongzhilian’s license to carry on its business. If we fail to comply with regulations regarding financial matters (securities offerings, cash flows, offshore listings), the penalties could range from significant civil penalties (e.g. revocation of Tongzhilian’s business licensee) to criminal penalties.

If MTSS common stock becomes listed on the OTCQB or an exchange, we will be required to obtain the approval of the PRC government for a business combination, the issuance of our common stock, or maintaining our status as a publicly listed company outside China.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which took effect on March 31, 2023. On the same date, the CSRC published on CSRC’s official website Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions or, collectively, the “Guidance Rules and Notice.” The Trial Measures, together with the Guidance Rules and Notice, mandate that issuers whose principal business activities occur in the PRC must, within three business days after filing with the offshore regulator an application for an offshore offering or listing of securities on an exchange, submit to CSRC an application for review. The Trial Measures include: (1) criteria to determine whether an issuer will be required to go through the filing procedures under the Trial Measures; (2) exemptions from immediate filing requirements for issuers that have already been listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures; (3) a negative list of types of issuers banned from listing or offering overseas, such as issuers whose affiliates have been recently convicted of bribery and corruption; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to file with the CSRC after it completes subsequent offerings and to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation. Fines of up to 10 million RMB (approximately US$140 million) for non-compliance are authorized.

At the present time, MTSS is not subject to the filing requirements in the Trial Measures because we are not making this offering on an established securities market. We plan, however, to apply for listing on the OTCQB as soon as we are eligible; if accepted, we would then be subject to the requirements of the Trial Measures. As the Trial Measures are newly issued, there remain uncertainties regarding its interpretation and implementation. Therefore, we cannot assure you that we will be able to complete the filings for our future offerings and fully comply with the relevant new rules on a timely basis, if at all. In addition, we face uncertainty regarding the criteria that CSRS will apply when reviewing filings for approval, and cannot assure that the process will not cause a substantial reduction in our ability to raise capital in the U.S.

Regulations proposed by the Cyberspace Administration of China may require Tongzhilian to apply for cybersecurity approval before MTSS can list its securities on a U.S. exchange.

In the course of developing our business, we intend to collect personal information concerning customers, albeit we will do so in strict compliance with Chinese law that protects the privacy of personal information. See: “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers” later in this Risk Factors section. Because Tongzhilian has only recently commenced operations, our store of personal data is sparce. With marketing success, however, we expect significant expansion of our data resources.

On July 10, 2021, the Cyberspace Administration of China (“CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that, under the proposed rules, companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and the quotation of our securities on the OTC Markets. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, quotation of our securities on the OTC Markets may be prohibited and we may be subject to fines and penalties.

We believe that we will not be subject to the cybersecurity review by the CAC for this offering, given that: (i) we are not an “operator of critical information infrastructure” or a “data processor” carrying out data processing activities that affect or may affect national security; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the 2021 Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the 2021 Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

Although we are a Nevada company, the majority of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, and social conditions in China. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, as well as oversight on cybersecurity and data privacy.

The PRC government has significant authority to exert influence on the ability of a China-based company, such as the Company, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchange. The PRC government has significant authority, oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. If any such intervention by the PRC government into our operations or the operations of our industry prevented us from carrying out our business plan, our business could fail and our shares could become worthless.

Such risks or any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations and/or the value of our common stock or could significantly limit or completely hinder our ability to offer or continue to offer our common stock and/or other securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Changes in United States and China relations may adversely impact our business, our operating results, our ability to raise capital and the market price of our shares.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes in the relationship between the United States and China, and will impact companies with connections to the United States or China, including imposing several rounds of tariffs affecting certain products manufactured in China, imposing certain sanctions and restrictions in relation to China and issuing statements indicating enhanced review of companies with significant China-based operations. It is unknown whether and to what extent new legislation, executive orders, tariffs, laws or regulations will be adopted, or the effect that any such actions would have on companies with significant connections to the U.S. or to China, our industry or on us. Any unfavorable government policies on cross-border relations and/or international trade, including increased scrutiny on companies with significant China-based operations, capital controls or tariffs, may affect our ability to raise capital and the market price of our shares.

Furthermore, the SEC has issued statements primarily focused on companies with significant China-based operations, such as us. For example, on July 30, 2021, Gary Gensler, Chairman of the SEC, issued a Statement on Investor Protection Related to Recent Developments in China, pursuant to which Chairman Gensler stated that he has asked the SEC staff to engage in additional reviews of filings for companies with significant China-based operations. The statement also addressed risks inherent in companies with a Variable Interest Entity, or a VIE structure. We do not have a VIE structure and are not in an industry that is subject to foreign ownership limitations by China. Further, we believe that we have robust disclosures relating to our operations in China, including the relevant risks noted in Chairman Gensler’s statement. However, it is possible that the Company’s periodic reports and other filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the United States.

In response to the SEC’s July 30 statement, the China Securities Regulatory Commission (CSRC) announced on August 1, 2021, that “it is our belief that Chinese and U.S. regulators shall continue to enhance communication with the principle of mutual respect and cooperation, and properly address the issues related to the supervision of China-based companies listed in the U.S. so as to form stable policy expectations and create benign rules framework for the market.” The CSRC added that it will continue to collaborate “closely with different stakeholders including investors, companies, and relevant authorities to further promote transparency and certainty of policies and implementing measures.” It emphasized that it “has always been open to companies’ choices to list their securities on international or domestic markets in compliance with relevant laws and regulations.”

If any new legislation, executive orders, tariffs, laws and/or regulations are implemented, if existing trade agreements are renegotiated or if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tension, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our shares.

Changes in the policies of the PRC government could have an adverse effect on our business.

Policies of the PRC government can have significant effects on the economic conditions in the PRC. Although the PRC government has been pursuing economic reform policies and transitioning to a market-oriented economy, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social conditions. Further, regulatory agencies in China may periodically, and sometimes abruptly with little to no advance notice, change their enforcement practices. Therefore, prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. Our business could be adversely affected by changes in PRC government policies, including but not limited to changes in policies relating to taxation, currency conversion, imports and exports, and ownership of private enterprises.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

Our operating subsidiary is incorporated under and governed by the laws of the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as Tongzhilian, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, our PRC subsidiary may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies. Any such intervention in or influence on our business operations or action to exert more oversight and control over securities offerings and other capital markets activities, once taken by the PRC government, could adversely affect the business, financial condition and results of operations and the value of China-based companies, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from future financing activities to make loans or additional capital contributions to our PRC operating subsidiary.

As an offshore holding company with a PRC subsidiary, we may transfer funds to our PRC subsidiary or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiary, are subject to PRC regulations. Any loans to our PRC subsidiary, which is a foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiary, which is a foreign-invested enterprise, are subject to the requirement of making necessary filings in FICMIS, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiary or to fund its operations may be negatively affected, which may adversely affect its liquidity and ability to fund its working capital and expansion projects and meet its obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

The U.S. Holding Foreign Companies Accountable Act, as amended, requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years.

In 2020, the U.S. Congress adopted the Holding Foreign Companies Accountable Act (“HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. The HFCAA also provided that, if the PCAOB is unable to inspect the company’s auditors for three consecutive years (reduced to two consecutive years by Congress in 2023), the issuer’s securities may be prohibited from trading on a national securities exchange or in the over-the-counter trading market in the U.S.

On December 16, 2021, PCAOB issued a report on its determination that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (the “HFCAA”). If the PCAOB is unable to inspect or investigate completely a registered public accounting firm headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in mainland China or Hong Kong, investors are deprived of the benefits of such PCAOB inspections, which could cause investors to lose confidence in audit procedures and the quality of financial statements. In addition, under the HFCAA, a company’s securities may be prohibited from trading on the U.S. stock exchanges or in the over-the-counter trading market in the U.S. if its auditor is not inspected by the PCAOB, and this ultimately could result in a company’s common stock being delisted.

The PCAOB’s 2021 report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Centurion ZD CPA & Co., is headquartered in Hong Kong and was identified in this report as a firm subject to the PCAOB’s determination. As a result, MTSS would be subject to sanctions if the Hong Kong authorities continued to prevent the PCAOB from inspecting our auditor. Under the HFCAA (as amended by the Consolidated Appropriations Act – 2023), MTSS securities may be prohibited from trading on a U.S. stock exchange or facility if our auditor is not inspected by the PCAOB for two consecutive years, and this ultimately could result in MTSS common stock being removed from the OTC Pink Market.

On August 26, 2022, the China Securities Regulatory Commission (“CSRC”), the Ministry of Finance of China, and the PCAOB signed a protocol governing inspections and investigations of audit firms based in China and Hong Kong. On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB had been able to conduct inspections and investigations completely in Hong Kong in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in Hong Kong might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in Hong Kong, the PCAOB will act expeditiously to consider whether it should issue a new determination. If the PCAOB is not able to fully conduct inspections of our auditor’s work papers in Hong Kong, our securities may be prohibited from trading on a U.S. stock exchange or facility if our auditor is not inspected by the PCAOB for two consecutive years, and this ultimately could result in our common stock being barred from listing in the United States, which would likely prevent our shareholders from being able to sell their shares until the bar was lifted.

Restrictions contained in Chinese law on the ability of overseas securities regulators to collect information in China may deny investors in our Company the benefits of U.S. securities regulation.

China has often restricted U.S. regulators’ access to information and limited regulators’ ability to investigate or pursue remedies with respect to China-based issuers, generally citing to state secrecy and national security laws, blocking statutes, or other laws or regulations. In addition, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator can directly conduct investigations or evidence collection activities within the PRC and no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators without Chinese government approval. As a result of these regulations, the SEC, U.S. Department of Justice, and other U.S. authorities face substantial challenges in bringing and enforcing actions against China-based issuers and their officers and directors. As a result, investors in our Company may not benefit from a regulatory environment that fosters effective enforcement of U.S. federal securities laws.

According to Article 177, there are uncertainties as to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from OTC Markets or other applicable trading market within the US.

Governmental control of currency conversion may affect the value of your investment.

The People’s Republic of China (PRC) government imposes controls on the convertibility of Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures in connection with a commercial transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due, finance our cash requirements, service debt or make dividend or other distributions to our shareholders, all of which may adversely affect your investment.

The fluctuation of RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Because our principal assets are located outside of the United States and because all of our directors and officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, our operating subsidiary, Tongzhilian is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain and maintain information about our customers and various aspects of our operations as well as regarding our employees and third parties. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. We believe that we are in compliance with the Cyber Security Law, given that: (i) our products and services are sold offline; and (ii) we do not have an online platform.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. We believe that we will not be subject to the cybersecurity review by the CAC, given that: (i) we are not an “operator of critical information infrastructure” or a “data processor” carrying out data processing activities that affect or may affect national security; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the 2021 Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the 2021 Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. We believe that we are in compliance with the PRC Data Security Law, given that: (i) collecting and possessing personal information in our business operations were authorized; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by PRC regulatory agencies, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

The Chinese government can take actions to regulate business operations in China with little to no advance notice at any time, including interference with the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Rules and regulations and the enforcement or interpretation thereof in China can also change with little to no advance notice, and actions related to oversight and control over offerings that are conducted overseas could cause the value of MTSS’s securities to significantly decline or be worthless.

The Chinese government has taken and continues to take actions to exercise control over virtually every sector of the Chinese economy through regulation and state ownership, sometimes with very little advance notice. Our ability to operate through our subsidiary in China may be hindered by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, cybersecurity, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could result in a material change in our operations in China and could limit or completely hinder our ability to offer securities to investors or require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures. Any such actions (including divesture or similar actions) could result in a material adverse effect to us and on your investment in us and could render your investment in our securities worthless.

As such, the Company’s business segments and entities may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to new regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. As a result, the fast-changing rules and regulation could potentially impact our operation and profitability in China and as a result, cause the value of MTSS’s securities to significantly decline or even become worthless.

Risks Relating to Our Common Stock and this Offering

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have at least $1.07 billion in annual revenue; (ii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. The exemptions available to emerging growth companies include the right to present only two years of audited financial statements in our registration statements and annual reports, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act relating to internal controls, reduced disclosure about executive compensation arrangements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. Some of these exemptions are also available to us as a smaller reporting company (i.e. a company with less than $250 million of its voting equity held by non-affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. The decision to opt out is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, was below $250 million on the last day of our second fiscal quarter, we are also a “smaller reporting company” as defined under the Exchange Act. Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act. As a smaller reporting company, we are not required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K; or

●	present any selected financial data in such registration statements and annual reports filings made by the Company.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

If we are able to secure a listing for our common stock, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our insiders own a near-majority of the outstanding shares of our stock, and accordingly, will have control over stockholder matters, the Company’s business and management.

As of the date of this prospectus, Huang Fang, our CEO, owns common stock representing 49% of the outstanding shares of our common stock. While she continues to hold the near-majority of the voting power in our Company, this director will have effective control over the Company. In particular, the director will have the ability to:

●	Elect or defeat the election of our directors;

●	Amend or prevent amendment of our articles of incorporation or bylaws;

●	Effect or prevent a merger, sale of assets or other corporate transaction; and

●	Affect the outcome of any other matter submitted to the shareholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to affect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 30 and the section entitled “Business of the Company” beginning on page 34, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: risks associated with having all of our operations in the PRC, general economic and business conditions; competition; changes in business strategy or development plans; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common stock by the selling shareholders. All of the net proceeds from the sale of the common stock will go to the selling shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling shareholders.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not bear any rational relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history, and the general condition of the securities market.

EXCHANGE RATE INFORMATION

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the jurisdiction in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’). The reporting currency for our consolidated financial statements is the United States dollar (“US Dollars” or “$”).

The financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in results of operations.

The exchange rates used for foreign currency translation are as follows:

		For the Three Month Ended December 31, 2023	For the Period from September 7, 2023 to September 30, 2023
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7,0798/7.8085	7,2952/7.8315
Revenue and expenses	period weighted average	7.2052/7.8138	7.0511/7.8310

MARKET FOR OUR COMMON STOCK

There is no established public market for our common stock.

We intend to apply for a listing on the Pink Market maintained by OTC Markets promptly after the effective date of this prospectus, and then apply for a listing on the OTCQB as soon as we meet the standards for such a listing. In order to be quoted on OTC Markets, a market maker must file an application to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

We have issued 60,000,000 shares of our common stock since our inception on October 26, 2023. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business of Tongzhilian for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors, as well as upon our ability to distribute earnings from Tongzhilian to MTSS. There are currently no contractual restrictions that limit the ability of MTSS to declare cash dividends on our common stock. There are, however, restrictions on the ability of Tongzhilian to distribute earnings outside of the PRC, which are discussed in the section of this Prospectus titled “Risks Factors – Risks Relating to Doing Business in the PRC.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Corporate Reorganization: Basis for Accounting

Maitong Sunshine Cultural Development Co., Limited was incorporated in the State of Nevada on October 26, 2023. MTSS’s principal corporate address is Room 202, Gate 6, Building 9, Yayuan Anhui Beili, Chaoyang District, Beijing, 100000, China. Our telephone number is +86 (010) 6492 7946. Our registered agent for service of process is United Corporate Services, Inc., 2520 St Rose Pkwy Ste. 319, Henderson, NV 89074, USA. Our website address is www.maitongsunshine.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

MTSS through its operating subsidiary, Tongzhilian, which has headquarters in Beijing, China, provides cultural tourism (include Education Tours and Family Tours). During 2024 Tongzhilian intends to expand its operations to include sponsoring, arts expositions and marketing Chinese cultural and creative products. The Company currently has 12 full-time employees.

The Company’s subsidiaries are:

Maitong Sunshine Cultural Development Co., Limited (Samoa), was established on September 7, 2023 under the laws of Samoa. On November 27, 2023, MTSS issued 60,000,000 shares of its common stock to the original shareholders of MTSS Samoa, in exchange for 100% of the outstanding shares of MTSS Samoa (the “Share Exchange”).

Maitong Sunshine Cultural Development Co., Limited (Hong Kong), was established on September 13, 2023 under the laws of Hong Kong. MTSS Samoa holds a 100% interest in MTSS HK.

Beijing Tongzhilian Cultural Development Co., Limited (“Tongzhilian”) is a privately held Limited Company, approved on September 13, 2023 and registered on October 11, 2023 in Beijing, China. MTSS HK holds a 100% interest in Tongzhilian.

The equity transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the four entities have at all times been under the control of Ms. Huang Fang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

Plan of Operations

Since its organization in September 2023, our operating subsidiary, Tongzhilian, has been involved in developing its business plan and making the arrangements necessary to carry out that plan. Our CEO, Huang Fang, has over twenty years of experience in marketing, within the PRC, aspects of Chinese culture: culture-oriented tours, cultural expositions and products that reflect Chinese culture. In that time, Huang Fang has forged numerous strong relationships with enterprises engaged in similar marketing. To gain advantage from her relationships, Ms. Huang has founded our operating subsidiary, Tongzhilian, to be a single vehicle for integrated marketing of several aspects of Chinese culture. At present, Tongzhilian is engaged in marketing cultural tours (include education tours and family tours). By April 2024, Tongzhilian expects to initiate marketing of Chinese cultural and creative products. In the latter half of 2024 Tongzhilian expects to offer its initial arts exposition. By flowing multiple aspects of Chinese culture through a single marketing network, we hope to develop expanded brand loyalty and marketing efficiencies.

The general outline of our business plan is oriented toward growth. We will concentrate on the following areas to grow our operations:

●	Further expanding our product offerings– We intend to expand our product offerings in each of our three business lines, in order to reach new markets and increase our customers, so as to have a stable base for competition.

●	Continue to expand our marketing network – Our strategy for expanding our customer base is to engage existing customer pools by associating with established marketing organzations.

●	Further upgrade our service standards to enhance customer experience – thus cultivating customer loyalty.

●	Achieving both vertical and horizontal integration of our marketing network with our product lines under the “Maitong Sunshine” brand.

Principal/Agent Determination

Although the guiding principle for our business plan is to produce an integration, both horizontal and vertical, of various aspects and modalities of marketing culture, each mode of marketing will be measured for accounting purposes by our determination as to whether Tongzhilian functions as a principal or agent in the sales transaction. When we function as principal, we record the sales price of the product or service as revenue, and the costs of production and delivery of the product or service as cost of revenue. When we function as agent, we record only the fee paid by the actual distributor for our marketing services as revenue and the expense we incur in delivering the marketing service as cost of revenue. The following summary of these analyses will guide our revenue recognition practices as our business rolls out.

We will apply the principal versus agent guidance in ASC 606 by determining whether Tongzhilian has promised to provide goods or services to a customer itself (as a principal) or to arrange for those goods or services to be provided by another party (as an agent). The factors to be considered include including identifying which party or parties are Tongzhilian’s customer(s), identifying Tongzhilian’s performance obligation(s) in the contract, and assessing whether Tongzhilian controls the specified good or service before it is transferred to the end consumer.

Culture Tourism. For tours organized by Tongzhilian alone or in concert with other tour operators, Tongzhilian will determine the prices to be paid to suppliers and the prices to be charged to customers by agreement with our cooperating travel operators, and the primary interface with the customers will be a third-party sales agent. Nevertheless, in most situations that we contemplate, Tongzhilian will be the primary obligor in the arrangement with the end consumer as we will be responsible for the ultimate customer acceptance for all products and services rendered. Tongzhilian will be the party retained by and paid by the customers. In situations of customer disputes, where the customer files a complaint or demands a refund, Tongzhilian will bear the risks and responsibilities for the delivery of the tours and, where appropriate, will be responsible for refunding the customers their payments. Cultural tourism revenues, therefore, in most situations will be recognized on a principal basis when the customers return to the city from which they departed. The exception would occur in situations in which Tongzhilian functions only as marketing agent for the principal tour operator.

Arts Expositions. Again, although the primary interface will be between the customer and a third-party sales agent, in most situations, Tongzhilian will have designed the exposition before marketing is initiated and will have contracted for the location in which the exposition will occur. Tongzhilian will determine the prices charged to customers for attendance at the exposition, and will have negotiated the prices paid to suppliers. In situations of customer disputes, where the customer files a complaint or demands a refund, we assume risks and responsibilities for the delivery of the services and, if the complaint is valid, we are responsible for refunding the customers their payments. Therefore, arts expositions revenues will be recognized on a principal basis when the customers have completed their shows, as Tongzhilian will be the primary obligor in the arrangement and bear the risks and rewards, including the customers’ acceptance of services delivered.

Cultural and Creative Products. Initially, Tongzhilian will function solely as sales agent for products designed, manufactured and delivered by third party distributors, which will pay Tongzhilian a commission on sales attributable to Tongzhilian. We will, therefore, record revenue from those sales activities on an agent basis, since we will not be the primary obligor. In time, however, as our brand gains recognition, we plan to engage with one or more manufacturers to design and distribute our own product lines. In these later situations, the determination as to whether we are functioning as principal or agent will be made on the basis of our contractual relationship with our co-venturer, where we will determine whether we are the primary obligor in the contract with the end customer.

Results of Operations

The following table summarizes our operating results for three months period ended on December 31, 2023 and for the period from September 7, 2023 (date of organization of MTSS Samoa) to September 30, 2023.

	Three Months Ended	For the 23 Days Ended
	December 31,	September 30,
	2023	2023
Total revenue	$123,970	$10,981
Cost of revenue	75,839	6,411
Gross Profit	48,131	4,570
Total operating expenses	100,433	45,182
Loss from operations	(52,302)	(40,612)
Other income	(107)	110
Loss before income taxes	(52,409)	(40,502)
Income tax	85	-
Net Loss	$(52,494)	$(40,502)

Three Months Ended December 31, 2023

Tongzhilian’s revenue during the three months ended December 31, 2023 was attributable to two tours developed by Tongzhilian in concert with Hebei Bailu (See “Business of the Company: Our Business Plan” for a summary of Tongzhilian’s contract with Hebei Bailu.). One of the tours was sold by our sales agent, Beijing Jinguantong, for $41,521, and one sold directly by Tongzhilian for $82,449. For each tour we functioned as the principal, paying Hebei Bailu a fixed percentage of the settlement price, determining the price to external parties, and carrying responsibility for contract fulfillment. In the case of the tour sold by our agent, we determined that Tongzhilian functioned as the principal in the tour sale because Tongzhilian developed the tour, determined the market price for the tours and the parties agreed on the net settlement price to be paid by Beijing Jiguantong.

Although Tongzhilian sold one tour directly and the other through an agent, the gross profit on each sale was 38.8%. This parity was attributable in part to the control that Tongzhilian exercises over the sale price of tours it develops with Hebei Bailu. But the unexpected parity also reflects the elasticity of the tour market. We will not have a predictable gross profit until we have sold a significant number of tours.

Operating expenses for the three months ended December 31, 2023 period consisted primarily of salaries and benefits, office expenses, professional fees and rentals and leases. Our $100,433 in operating expenses during this period were primarily attributable to:

●	$48,739 in professional fees and related expenses incurred in preparing for registration as a reporting company in the United States.

●	$27,882 in salaries and benefits,

●	$14,669 in office expenses.

For the reasons described above, our net loss for the three months ended December 31, 2023 was $52,462.

Period from September 7, 2023 to September 30, 2023

Tongzhilian initiated its operations in September of 2023 by marketing a tour developed by Shanghai Angli Education Investment Consulting Co., Ltd (“Shanghai Angli). Although Shanghai Angli employees led the tour , Tongzhilian determined that it functioned as the principal in the tour sale by reference to the following criteria specified in ASC 606:

●	Tongzhilian negotiated the price it paid to Shanghai Angli for the tour.

●	Tongzhilian determined the resale price of the tour to its customers.

●	The ultimate sales contract was between Tongzhilian and the customers.

●	Tongzhilian assumed the risk of expenses incurred that were not included in the tour package – in this instance Tongzhilian was forced to pay fees to secure expedited services.

In addition to the Shanghai Angli tour, our revenue in September 2023 included fees for education tour sales training sessions implemented by our employees. As a result, Tongzhilian recorded revenue of $10,981, attributable to $6,768 from sales of the education tour and $4,213 from training service revenue. Tongzhilian also recorded $6,411 as cost of revenue, representing $6,127 paid to the tour operator for the education tour and $284 of training service cost, which represented payments to the training employees. The 41.6% gross margin that we realized on these sales (9% on the education tour and 93% on the training sessions) is not representative of the margins we expect our business to yield, but were a function of the small volume of sales in the three-week period recorded.

Operating expenses for the period from September 7, 2023 to September 30, 2023 consisted primarily of salaries and benefits, office expenses, professional fees and rentals and leases. Our $45,182 in operating expenses during this period were primarily attributable to:

●	$30,000 in professional fees was the expenses of preparing for registration as a reporting company in the United States.

●	$11,547 in office expenses was mainly due to the initiation of our business.

As described above, our net loss for the period from September 7, 2023 to September 30, 2023 was $40,502.

Liquidity and Capital Resources

On September 7, 2023 our shareholders purchased the authorized shares of MTSS Samoa for $60,000. Our CEO, Huang Fang, funded the purchase by giving MTSS Samoa her personal promissory note in the amount of $60,000. Primarily as a result of that transaction, as of September 30, 2023, after incurring a loss of $40,502 since it was organized, the Company had $Nil in cash and cash equivalents and a working capital deficit of $75,344. The principal liabilities were $30,000 in accrued expenses payable to the Company’s auditor in connection with the Company’s preparation for registration as a reporting company in the United States and $34,830 representing the current portion of the Company’s operating lease obligation.

During the three months ended December 31, 2023, Ms. Huang satisfied her note by contributing $60,000 cash to the Company and loaned an additional $37,822. Ms. Huang’s satisfaction of her note increased the Company’s working capital by $5,557 to a deficit of $69,789, and her funds together offset the $53,291 in cash used in operating activities during the three months period and invest $3,717 in fixed assets.

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations plus additional funds sourced from a public offering and/or debt financing. In the near term, we expect Huang Fang, our President, to provide support, if needed. We do not, however, have any formal agreement with Ms. Huang requiring her to provide financing to the Company nor any method of enforcing our expectation. Therefore, we can provide no assurances that we will be able to generate sufficient cash flows from operations and/or obtain additional financing on terms satisfactory to us, if at all.

Cash Flows

	For the Three Months ended December 31, 2023	For the 23 Days Ended September 30, 2023
Net cash (used in) operating activities	$(53,291)	$-
Net cash (used in) investing activities	(3,717)	-
Net cash provided by financing activities	97,822	-
Effect of exchange rate fluctuation on cash and cash equivalents	721	-
Net increase in cash and cash equivalents	41,535	-
Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, ending of year	$41,535	$-

Net Cash Provided by Operating Activities

During the three months ended December 31, 2023, our operations used $53,291 in cash, which approximately equaled our net loss for the quarter. For the period from September 7 to September 30, 2023, we had no cash provided by or used in operating activities, as all expenses incurred during that period were accrued or paid by related parties.

Net Cash Used in Investing Activities

During the three months ended December 31, 2023, we used $3,717 to purchase office equipment. We had no investing activities during the period from September 7, 2023 to September 30, 2023.

Net Cash Provided by Financing Activities

As noted above, during the three months ended December 31, 2023, Huang Fang provided $97,822 in cash to the Company: $60,000 in satisfaction of her promissory note and $37,822 in loans, which were non-interest-bearing and payable on demand. During the period from September 7, 2023 to September 30, 2023 there was no cash provided by financing activities.

Impact of Recent Accounting Pronouncements

New accounting rules and disclosure requirements can significantly impact the comparability of our financial statements.

There were no recent accounting pronouncements that we expect to have a material effect on the Company’s financial position or results of operations.

BUSINESS OF THE COMPANY

Business Overview

According to the report “Travel and Tourism Industry in China - Statistics & Facts” dated December 20, 2023 (refer to https://www.statista.com/topics/1210/tourism-industry-in-china/#topicOverview,) tourism has become an essential contributor to China’s domestic economy since the beginning of reform and opening in the early eighties. The emergence of an affluent middle class and an easing of movement restrictions for locals and foreign visitors to China were both supporting this travel boom. The Chinese tourism market has transformed into one of the world’s most-watched inbound and outbound tourist markets. The number of domestic trips reached six billion in 2019, indicating an exponential increase compared to the number of trips made in China ten years earlier.

The total revenue generated by the travel and tourism industry in China amounted to around 6.6 trillion yuan as of 2019, indicating a firm growth over the past decade. Meanwhile, more than 28 million people worked in the tourism industry. The impact of tourism on China’s employment market was even larger if indirect employment is considered.

China boasts a large number of attractions, such as historical sites and relics, economic hot spots, and a culturally diverse number of minorities. Therefore, the country has become one of the most popular travel destinations for many countries, such as Thailand, Japan, South Korea, Russia, and the United Kingdom. In 2019, the 145-million inbound tourists created a total revenue of nearly 36 billion U.S. dollars in China. The majority of the inbound tourists arrived at Guangdong; a southern province adjacent to Hong Kong SAR.

The absolute economic contribution of tourism in China has been forecast to continuously increase between 2024 and 2028 by in total 1.4 trillion U.S. dollars (+79.42 percent). The economic contribution has been estimated to reach 3.2 trillion U.S. dollars and therefore a new peak in 2028.

According to the report “China’s Tourism Sector Prospects in 2023-24” dated August 22, 2023 (refer to https://www.china-briefing.com/news/chinas-tourism-in-2023-outlook-trends-and-opportunities/,) after enduring the significant impacts of the COVID-19 pandemic, China’s tourism sector is gearing up for a strong resurgence in 2023. Projections indicate that the total revenue from domestic tourism is expected to exceed RMB 4 trillion (approximately US$580.96 billion), marking an impressive 96 percent growth. Several driving forces contribute to this revival in China’s tourism landscape, including:

●	Easing of travel restrictions;

●	Increase in disposable income among Chinese consumers; and

●	Growing popularity of domestic tourism.

In particular, the government’s support in revitalizing the tourism sector is evident through subsidies and tax exemptions provided to tourism enterprises. The robust resurgence of China’s tourism industry also serves as a positive indicator for the nation’s economy, with tourism being a significant driver of economic growth and expected to contribute notably to the country’s GDP. Overall, 2023 has seen a continuous stream of new policies, products, technologies, concepts, trends, and opportunities impacting the tourism industry.

Insights from outbound tourism in H1 of 2023

Both outbound and inbound tourism markets in the first half of 2023 have shown impressive vitality, surpassing the levels observed in the same period of 2019. Average expenditures for outbound travelers have exhibited a notable increase, with Hong Kong and Macao leading the resurgence of outbound tourism. The total number of inbound and outbound individuals has surged by approximately 170 percent.

According to the report “China’s Tourism Sector Prospects in 2023-24” dated August 22, 2023, the outbound tourism sentiment index reached 28 percent in the first half of 2023, marking a 21-point increase from the same period in 2019. The outbound tourism market has displayed a gradual “U-shaped” recovery, emphasizing a steady resurgence rather than an abrupt rebound. The average expenditure per user for outbound travel in the first half of 2023 grew by 24 percent compared to 2019.

Domestic tourism is thriving

In the first half of 2023, domestic tourism revenue (total tourist spending) reached RMB 2.3 trillion (approx. US$318 billion), marking a substantial increase of RMB 1.12 trillion (approx. US$155 billion) compared to the previous year. Notably, urban residents’ expenditures on travel accounted for a year-on-year surge of 108.9 percent, while rural residents’ travel spending grew by 41.5 percent.

The remarkable rebound of China’s domestic tourism sector can be attributed to a set of factors that differentiate it from the relatively slower recovery of outbound tourism. For one, the domestic tourism industry appears to be less affected by uncertainties surrounding employment and income growth compared to other service and retail sectors.

This is primarily due to the strong yearning of Chinese consumers to explore after years of mobility limitations imposed by the pandemic.

On the other hand, the prolonged revival of outbound flights has further bolstered the domestic tourism scene. Many individuals redirected their travel plans within China as international travel remained limited.

Notably, the return of international air traffic to approximately 80 percent of pre-pandemic levels is not expected until the fourth quarter of 2023, which creates a favorable environment for the vigorous resurgence of domestic tourism in the meantime.

Our Business Plan

The core business of Tongzhilian will involve the development and marketing of cultural tours in the Chinese market. The distinguishing characteristic of a cultural tour is that the locations visited are either themselves evocative of the culture of China (temples, palaces, historically significant places, etc.) or provide opportunities for cultural education (museums, schools, universities, etc.). We also define many of our tours by their target markets, for example, Family Tours that have youth-oriented content, and Education Tours that are more suitable for older participants. By way of example, among the cultural tours now offered by Tongzhilian are:

●	“Chengdu Education Tour”, a youth-oriented tour on which the children are introduced to the significant buildings and culture of the City of Chengdu.

●	“Pilgrimage to Nepal”, on which the tourists visit temples, monasteries and other culturally-significant locations in Nepal.

●	“Winter High School Visiting Camp”, on which students tour elite private high schools in the U.S. that solicit Chinese students.

We intend to fill our list of tours by contracting to sell tours for third party operators, contracting to develop tours as joint ventures, and developing our own tours. At present, Tongzhilian is party to the following contracts:

●	Hebei Bailu Business Hotel Co., Ltd (“Hebei Bailu”). Hebei Bailu operates a full-service tourism resort at the Bailu hot springs. The contract contemplates joint development of tours of the hot springs, including study tours, cultural tours, art performances and other tours designed to leverage the resources of the parties. Under the terms of the contract, our responsibility will be to design the tour, integrate its cultural content, and organize the marketing of the tour. Our counterpart, Hebei Bailu, will provide accommodations, meals, and on-site representation. Both parties agree to set the settlement price for the product in the agreement. Tongzhilian will pay Hebei Bailu 60% of the settlement price as compensation for the services provided. Tongzhilian has discretion in establishing selling prices when selling to external parties. The contract terminates on November 9, 2024.

●	Linyi International Travel Agency Limited (“Linyi Travel”). Under the terms of the contract, Linyi Travel will provide transportation, hotel and dining services for customers of Tongzhilian’s Nepal Education Tour. The contract specifies prices for services provided by Linyi Travel other than international air tickets. The contract terminates on December 31, 2026, subject to renewal at the option of Tongzhilian.

●	Yingdong Future (Beijing) Cultural Communication Co., Ltd (“Yingdong Future”). Here we have contracted with the operator of the 2024 Ski Winter Camp Tour. Under the terms of the contract, Tongzhilian will provide marketing services for the tour for a term ending on February 28, 2024. Tongzhilian sales must follow the market pricing set by Yingdong Future, and settlement between Yingdong Future and Tongzhilian will be based on the agreed net settlement price. The agreement specifies the services provided by Yingdong Future, such as training fees, meal expenses, activity fees, and transportation, as well as the service standards with which Tongzhilian and Yingdong Future have agreed to comply.

●	Beijing Jiguantong Technology Co., Ltd (“Beijing Jiguantong”). During the term of this contract, which ends on November 9, 2024, this tour operator will serve as sales agent for tours that Tongzhilian introduces. Tongzhilian will provide employees of Beijing Jiguantong training and marketing information regarding the tours to be sold by Beijing Jiguantong. Tongzhilian will determine the market price for its tours and the parties will agree on the net settlement price to be paid by Beijing Jiguantong.

As demonstrated by these contracts, we have initiated a variety of engagements in our first three months of operations, with a goal of building a foundation for marketing a broad roster of tours, including those we develop, individually or in partnership, and those we merely market.

The marketing network for our tours will be developed from the roster of contacts that our CEO, Huang Fang, has made within the cultural tourism industry during her twenty years of participation in that industry. We hit the ground running, within days after Tongzhilian was organized, by assisting a Shanghai-based operator in filling the tour that yielded our September revenue. We plan, going forward, to be a similarly flexible presence in the industry, both looking for and creating opportunities within a network of friendly industry participants.

Horizontal Integration: Arts Expositions

The reason for Tongzhilian, particularly Tongzhilian owned by a public company, is to take advantage of the marketing opportunities that Ms. Huang’s network of industry relationships present. Besides developing a broad list of tour offerings, we plan to use that same network to market other cultural products and services, in particular arts expositions and cultural and creative products. Our notion is to develop our brand through the provinces of China as a trusted source of culture tours, then associate that brand with arts expositions and retail product with cultural cache, which any participant in the cultural tourism industry could readily add to its product offerings. In this manner, we intend to maximize the return on our investment in sales and marketing.

We plan to initiate our Arts Expositions in the latter half of 2024. Tongzhilian will lease a space, public or private for the brief term of each exposition. The expositions themselves will generally be designed to maximize audience participation, for example:

●	demonstrations of calligraphy or painting, followed by audience participation;

●	square dance competitions;

●	instrumental competitions;

●	demonstrations of narrative development, followed by audience participation

As with our tours, most expositions will have a target market, be it seniors (calligraphy exhibitions, choir competitions, recitation competitions) or teenagers (dance competitions, cross-talk expositions, handcraft exhibitions) or those in-between. Young and old can be attracted by the opportunity to showcase their talents, learn and improve, and receive honors through the activity.

We anticipate multiple streams of revenue from arts expositions:

●	registration fees for the exposition;

●	fees for expert guidance;

●	at group performance events, sales of team costumes and equipment;

●	sponsorship and advertising fees

●	souvenirs, artwork and closing relating to the exhibitions and performances.

Horizontal Integration: Cultural and Creative Products

Tongzhilian plans to serve as sales agent for youth-oriented houseware products, commencing in April 2024. Tongzhilian has signed a strategic cooperation agreement with LKK Design Co., Ltd. d/b/a Rococo Cultural and Creative Co., agreeing to work together on equal terms from December 1, 2023, to December 1, 2026. The specific cooperation projects will be further discussed and agreed upon in separate project cooperation agreements. Also, Tongzhilian and Tomato Intelligent Manufacturing (Beijing) Technology Co., Ltd (“Tomato Smart”) have signed a cooperation agreement under which Tongzhilian will market the custom-made 3D figurines manufactured by Tomato Smart for an initial term from December 1, 2023, to November 30, 2024. Tongzhilian will provide sales and promotion services for the products, while Tomato Smart is responsible for product design, production, shipping, and after-sales service. Tongzhilian will receive 40% of the sales revenue as commissions. The agreement contemplates that the parties will develop additional projects for cooperative marketing, and specifically contemplates that Tomato Smart may market educational and training tours developed by Tongzhilian under a future agreement.

For the immediate future, our involvement in marketing cultural products will be limited to the role of sales agent and market supervision. We will not hold any inventory. Our intention is to introduce the products to the same marketing network with whom we market cultural tours, enabling them to piggy-back on the cultural theme they have already established with their customers. Orders will be placed directly with the distributors, who will pay Tongzhilian a commission on sales, which Tongzhilian will then share with its sub-agents.

If and when our business of selling products becomes sufficiently robust to justify a larger portion of our attention, we plan to engage with a manufacturer for whom we will develop our own branded product lines.

Seasonality

Our cultural tourism and arts expositions business will be seasonal, as our sales will increase during public holidays, which occur during weekend, summer holiday, winter holiday and other public holidays, normally during July to August and January to February. Our sales will typically be lowest from Monday to Friday during the week, which is the studying and working period for most families.

Our Chinese cultural and creative products sales are not impacted by seasonality.

The Company will endeavor to reduce seasonality by implementing an innovative development model. For example, we plan to sell paid memberships and prepaid cards year-round to offset the risk of insufficient travel during the off-season.

Operating Licenses

Our products and services are subject to regulation by governmental agencies in the PRC and Beijing Province. Business and company registrations are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our license include:

●	Beijing Tongzhilian Cultural Development Co., Limited’s operating license enables us to undertake organizing cultural and artistic exchange activities, information technology consulting services, Internet data services; conference and exposition services, information consulting services (excluding licensed information consulting services), ticket agency services and so on. The registration number is 91110105MAD1XW1T2K, which is valid from October 11, 2023 and long term.

Our Strengths

Management believes the following strengths will contribute to our success:

●	multiple service offerings;

●	comprehensive product offerings;

●	the founder of the company has rich resources in a social network.

Our Strategies

Key components of our growth strategy include the following:

●	expand product designation and offerings;

●	expand services offerings;

●	pursue strategic acquisitions;

●	enhancing our brand through various online and offline promotion programs and activities;

●	product differentiation: the product emphasizes educational functions, highlights cultural attributes, emphasizes distinctive quality and personalized customization;

●	cross-border cooperation: establishing partnerships with other enterprises to achieve resource sharing and complementary advantages.

Our Challenges

The Company notes the following operational, marketing, and strategic challenges:

●	Our limited operating history makes it difficult to assess the business and prospects in our highly competitive, rapidly evolving and customer-oriented market.

●	Failure to meet the needs of consumers and attract and retain consumers, or failure to adapt products or business models to the changing needs of such consumers, may have a material adverse impact on the business.

The challenges we will face and on which our success will depend include:

●	maintain and enhance the recognition and reputation of our Maitong Sunshine brand;

●	compete effectively;

●	manage our growth or execute our strategies effectively;

●	provide superior customer experience and offer services at attractive prices to meet customer needs and preferences;

●	manage and expand our relationships with suppliers and third-party service provider;

●	secure and retain the services of qualified personnel.

You should refer to “Risk Factors”, beginning on page 13, for a more detailed discussion of the risks involved in investing the Company.

Competition

The travel company industry is fragmented and highly competitive throughout China. Our competitors in the market can be grouped into several broad categories based on size, business model, product offerings, target customers and geographic scope of operations. These include international products suppliers and travel companies with significant competitive services. Our many and powerful competitors will be an obstacle to our ability to achieve profitable operations.

The delivery of arts expositions and the market for Chinese cultural and creative products in China are both highly competitive. The providers compete for customers based on factors including (i) attractiveness of products to customers; (ii) sales and marketing ability; (iii) pricing and diversity of products; (iv) brand awareness and reputation; and (v) experience and expertise of the management team.

Our main competitors include:

●	other artwork creation entities or workshops or individual artists;

●	traditional artworks retailers; and

●	e-commerce platforms for artworks.

In addition, we also face potential competitors, including:

●	manufacturers and sellers of art products with non-traditional Chinese cultural attributes, for example, Pop Mart, a Hong Kong listed culture and entertainment company best known for art toys and collectible toys;

●	manufacturers and sellers of non-artwork home goods and house decorations, for example, M&G Group, a China-listed company that is the largest comprehensive stationery manufacturer and supplier in China; and

●	entities/institutes with a large reserve of Chinese classical cultural elements, such as regional history museums in China.

Although some of our major and potential competitors may have greater financial resources or larger customer bases than we do, we believe that our high-quality products, our sales and marketing capability, and strong brand recognition in the industry, will enable us to compete effectively in the fast-evolving markets for Arts exposition and Chinese cultural and creative products.

Employees

The Company has 12 full-time employees.

In addition to our two executive officers, the Company’s employees include five employees with marketing responsibilities, three with operations responsibilities, and two employees with human resources responsibilities.

All of our employees are located in the PRC, and none of them are unionized.

Property

The Company does not own any real property.

Office Leases

On September 1, 2023, Tongzhilian entered into an office lease agreement with Devoter Oriental (Beijing) Technology Co., Ltd. Under the terms, Tongzhilian is able to use its office space (approximately 144 square meters) charge $2,965 (RMB21,633.75) per month during the period between September 1, 2023 to November 30, 2024.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Regulations

This section sets forth a summary of the most significant government rules and regulations that affect our business activities in China. In general, the effect on our business of these regulations is twofold. In the first instance, compliance with the various reporting and record-keeping requirements described below will impose significant administrative costs on the Company. However, it is also the case that any failure by the Company to comply with the regulations, even if inadvertent, could result in significant fines or even, in serious cases, prohibition of all or part of our business operations.

PRC laws and Regulations on Travel Industry

Our Cultural Tourism business caters primarily to travelers travelling in China. Our suppliers will provide services for the customers. Our suppliers are required to comply with all registrations and requirements for the issuance and maintenance of licenses required by the governing bodies, and to maintain all license fees and filings current. Therefore, we are not subject to People’s Republic of China (PRC) and other law and regulations, but our suppliers are subject to PRC and other law and regulations.

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of the State Administration of Foreign Exchange (“SAFE”) to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Registration of Foreign Investment Enterprises

Pursuant to the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors promulgated by the SAFE, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with the foreign exchange bureau. Upon completion of registration formalities by the entities involved in direct investments in China, the entities may open accounts for direct investments in China such as preliminary expense account, capital fund account and asset realization account, etc. with the bank based on the actual needs. Upon completion of such registration formalities, foreign investment enterprises could also conduct settlement when contributing foreign exchange funds, and remit funds overseas in the event of capital reduction, liquidation, advance recovery of investment, profit distribution, etc.

The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied.

PRC Laws and Regulations on Foreign Investment

Investment in the PRC by foreign investors and foreign-invested enterprises shall comply with the Catalogue for the Guidance of Foreign Investment Industries (2017 Revision) (the “Catalogue”), which was last amended and issued by The Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and the National Development and Reform Commission (“NDRC”) on June 28, 2017 and became effective since July 28, 2017, and the Special Management Measures for Foreign Investment Access (2021 version), or the Negative List, which came into effect on January 1, 2022. The Catalogue and the Negative List contains specific provisions guiding market access for foreign capital and stipulates in detail the industry sectors grouped under the categories of encouraged industries, restricted industries and prohibited industries. Any industry not listed on the Negative List is a permitted industry unless otherwise prohibited or restricted by other PRC laws or regulations. Tongzhilian’s marketing of culture tours, arts expositions and cultural and creative products are not among the Negative List.

On March 15, 2019, the National People’s Congress (“NPC”) approved the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the State shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets. The State also establishes an information reporting system and national security review system according to the Foreign Investment Law. According to the above regulations, a Foreign-invested Enterprise should get approval by MOFCOM before its establishment and operation.

The Company’s subsidiaries, Tongzhilian, is a Foreign-invested Enterprise, and has obtained the approval of the local administration of MOFCOM. Its establishment and operation are in compliance with the above-mentioned laws. The Company’s subsidiary, Tongzhilian, is a PRC domestic company.

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on August 27, 2009 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations.

We have entered into written employment contracts with all the employees and performed our obligations to our employees under the relevant PRC laws and regulations.

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007 and became effective on January 1, 2008, and was later amended on February 24, 2017. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and became effective on January 1, 2008. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on December 8, 2006. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. The Notice on the Understanding and Identification of the Beneficial Owners in the Tax Treaty (the “Notice”) was promulgated by SAT and became effective on October 27, 2009. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

Tongzhilian is a resident enterprise and will pay EIT tax at the rate of 25% in the PRC. It is more likely than not that MTSS and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes.

REPORTS TO SECURITY HOLDERS

Due to the expense, we do not expect to deliver annual or quarterly reports to our shareholders unless and until we decide to seek a listing on a national securities exchange.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These reports will be posted on the SEC’s EDGAR website at www.sec.gov.

We will also make these reports available on our website: www.maitongsunshine.com.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers:

Name and Address*	Age	Position/Title
Huang Fang	46	President, Chief Executive Officer, Chairwoman of the Board and Secretary
Shang Jia	30	Chief Financial Officer

*	The business address for all directors and officers is Room 202, Gate 6, Building 9, Yayuan, Anhui Beili, Chaoyang District, Beijing, China 100000.

Huang Fang, President, Chief Executive Officer, Chairwoman of the Board and Secretary

Ms. Huang is our founder and has served as our President, Chief Executive Officer, Chairwoman of the Board and Secretary since the incorporation of the Company. Since September 2023 until now, Ms. Huang has served as President and Chief Executive Officer of the Beijing Tongzhilian Cultural Development Company Limited. Ms. Huang served as President and Chief Executive Officer at Shanghai Maitong Cultural Technology Co., Ltd from 2020 until now. She served as the Chief Executive Officer and director at Devoter Oriental (Beijing) Technology Company Limited from 2019 until now. From 2015 until now, Ms. Huang served as the President and Chief Executive Officer of Beijing Devoter Oriental Co., Ltd. Between 2013 and 2015, she served as director of Beijing Devoter Oriental Cultural Co., Ltd. From 2009 to 2013, she served as supervisor of Beijing Devoter Oriental Cultural Art Co., Ltd. From 1998 to 2000, Ms. Huang served as full time teacher at Hanjiang Normal School. Ms. Huang brings to the Board her expertise in business operations, company development, analysis and oversight, marketing including volume growth/program development, expense control, policy and procedure development and implementation, and process development to facilitate regulatory compliance. She has more than 20 years’ experience in matters of Chinese culture. Ms. Huang was awarded and MBA from the Chinese Academy of Arts in 2007, and majored in dance. She graduated with a Bachelor degree from Wuhan Conservatory of Music in 2002, and majored in musical education. She graduated with a college degree from Central China Normal University in 1998 and majored in musical education. Ms. Huang also obtained degree in music from Hubei Zhushan Normal School in 1996.

Shang Jia, Chief Financial Officer

Ms. Shang has served as our Chief Financial Officer (“CFO”) since the incorporation of the Company. Shang Jia has been employed by Beijing Tongzhilian Cultural Development Co., Ltd since the incorporation of the Company as Chief Financial Officer. From 2017 until October 2023, she served as Chief Financial Officer to Beijing Devoter Oriental Cultural Art Co., Ltd. Ms. Shang was awarded a Master’s degree with a concentration in Finance by University of International Business and Economics in 2020. Ms. Shang was awarded a bachelor’s degree with a major in Accounting by Xi’an Eurasia University in 2016.

There are no family relationships among any of our directors or executive officers.

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until resignation or removal by the board.

Legal Proceedings Involving Officers and Directors

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●	Been subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Independence

Neither of the current members of our Board of Directors is “independent” as defined in Nasdaq Rule 5605.

Board Committees

Due to the small size of our Board and the early stage of our operations, we have not yet appointed an audit committee, nor have we appointed an audit committee financial expert to our Board of Directors. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one audit committee financial expert, as soon as our resources permit and the complexity of our financial accounting warrants.

We do not presently have a compensation committee or a nominating committee. Our Board of Directors currently performs the functions of those committees.

Code of Ethics

Due to the small number of members of our management, we do not presently have a code of ethics applicable to management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid by MTSS or its subsidiaries to its Chief Executive Officer and Chief Financial Officer during the period from September 7, 2023, when MTSS Samoa was organized, to September 30, 2023. There was no officer or employee whose compensation for those 23 days exceeded $100,000.

Name and Principal	Period Ended	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Non-qualified Deferred Comp. Earnings	All Other Comp.	Total
Position	Sept. 30	($)*	($)	($)	($)	($)	($)	($)	($)
Huang Fang CEO	2023	284	-	-	-	-	-	-	284
Shang Jia CFO	2023	284	-	-	-	-	-	-	284

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Outstanding Equity Awards

No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

Huang Fang. MTSS has entered into a contract dated October 26, 2023 with our CEO, Huang Fang, labelled “Appointment Letter”. The Appointment Letter provides that Ms. Huang will serve on a full-time basis as President, CEO, Chairwoman and Secretary. The Appointment Letter provides for compensation of 10,000 RMB (U.S. $1,371) per month. The Appointment Letter and Ms. Huang’s employment is terminable by either party on 30 days’ notice.

Shang Jia. Tongzhilian has entered to a Labor Contract dated November 1, 2023 with our CFO, Shang Jia. The Labor Contract provides that Ms. Shang will serve as CFO and Accountant for Tongzhilian for the period from November 1, 2023 until October 31, 2026; provided, however, that either party may terminate the Labor Contract on one month’s notice. The Labor Contract provides for fixed compensation of 5,600 RMB (U.S. $768) per month, plus performance-based compensation of 2,400 RMB (U.S. $329) per month.

There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no compensation arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Other Employees. Each of our employees has entered into an employment agreement with Tongzhilian utilizing a standard form of Labor Contract with modifications only as to position and compensation. The contracts all provide for a three years term of employment which may be terminated by either party on one month’s notice, a 40 hours workweek with compensatory rest or pay for overtime service, and such other terms of employment as are required by the Labor Contract Law of the People’s Republic of China.

Compensation of Directors

We have no formal plan for compensating our directors for their services as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of the Company other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 7, 2023 MTSS Samoa was organized and issued all of its authorized shares for a price of Sixty Thousand Dollars ($60,000). Huang Fang, the CEO of MTSS Samoa, paid the full $60,000, including $30,600 on behalf of other shareholders, by giving a promissory note in that amount to MTSS Samoa. As of December 31, 2023, Ms. Huang had satisfies the $60,000 note.

On November 27, 2023, MTSS acquired One Hundred Percent (100%) of the issued and outstanding capital stock of MTSS Samoa, a privately held limited liability company registered in Samoa, in exchange for sixty million (60,000,000) shares of our common stock. One of the shareholders of MTSS Samoa is now a director, CEO and President of MTSS: Huang Fang, who received 29,400,000 shares of MTSS in the Share Exchange. The other 63 shareholders of MTSS Samoa received a total of 30,600,000 shares of MTSS in the Share Exchange.

As of September 30, 2023, MTSS had a balance of $9,626 due to Beijing Devoter Oriental Co., Ltd (“Beijing Devoter”) to compensate Beijing Devoter for payments it made on behalf of MTSS. Beijing Devoter is controlled by Huang Fang, who serves as its CEO.

Tongzhilian is party to an office lease with Devoter Oriental (Beijing) Technology Co., Ltd. (“Devoter Oriental”). Tongzhilian leases 144 square meters of space from Devoter Oriental for a rental fee of $2,965 per month. The term if the lease is from September 1, 2023 to November 30, 2024. Huang Fang is the CEO of Devoter Oriental.

Except as set forth above, there was no transaction in which a related person had a material interest during the past fiscal year nor any currently proposed transaction, in which the amount involved exceeded the lesser of $120,000 or one percent of our average total assets at the end of the two most recent fiscal years.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

PLAN OF DISTRIBUTION

We are registering 30,600,000 shares of common stock for resale by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling shareholders will offer and sell our common stock at a fixed price of $1.00 per share until our common stock is quoted on the OTCQB or other established market, at which time the selling shareholders may sell the common stock at prevailing market prices or in privately negotiated transactions. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter market;

●	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	Short sales made after the date the Registration Statement is declared effective by the Commission;

●	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

If the selling shareholders effect transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act, the selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. See: “Shares Eligible for Future Resale: Rule 144” later in this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the resale registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

SELLING SHAREHOLDERS

This prospectus covers offers and sales of up to 30,600,000 shares of our common stock, which may be offered from time to time by the selling stockholder identified in this prospectus.

The table below identifies each selling shareholder and shows the number of shares of common stock beneficially owned by the selling shareholder before and after this offering, and the numbers of shares offered for resale by the selling shareholder. Our registration of these shares does not necessarily mean that each such selling shareholder will sell all or any of its shares of common stock. For purposes of the following table, we assume that all shares covered by this prospectus will be sold by each such selling shareholder and that no additional shares of common stock will be bought or sold by the selling shareholder.

The following table sets forth the name of each selling shareholder, and, if applicable, the nature of any position, office, or other material relationship which the selling shareholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such shareholder before the offering, the amount being offered for the shareholder’s account, and the amount to be owned by such shareholder after completion of the offering.

Name of Selling Shareholder and Position, Office or Material Relationship with	Common Shares owned by the Selling	Percent beneficially owned before	Total Shares to be Registered Pursuant to this	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding
Maitong Sunshine Cultural Development Co., Limited	Shareholder	Offering	Offering	# of Shares	% of Class
Gong Yuanli(1)	900,000	1.50%	900,000	0	-
He Ronghong (1)	900,000	1.50%	900,000	0	-
He Rongju(1)	900,000	1.50%	900,000	0	-
Luo Shunping(1)	900,000	1.50%	900,000	0	-
Ming Xia(1)	900,000	1.50%	900,000	0	-
Ye Huali (1)	900,000	1.50%	900,000	0	-
Du Jianmei(1)	900,000	1.50%	900,000	0	-
Huang Hua(1)	900,000	1.50%	900,000	0	-
Huang Min(1)	900,000	1.50%	900,000	0	-
Huang Yan(1)	900,000	1.50%	900,000	0	-
Inner Mongolia Qianbaichuan Technology Co.,Ltd (1)(2)	2,802,000	4.67%	2,802,000	0	-
Shijiazhuang Zhengdong Network Technology Co.,Ltd (1)(3)	2,802,000	4.67%	2,802,000	0	-
Guo Yingji(1)	498,000	<1%	498,000	0	-
Huang Kehuan(1)	126,000	<1%	126,000	0	-
Huang Hai(1)	126,000	<1%	126,000	0	-
Fu Yingting(1)	282,000	<1%	282,000	0	-
Xiao Bin(1)	90,000	<1%	90,000	0	-
Chen Baian(1)	72,000	<1%	72,000	0	-
Liu Huiqin(1)(2)	1,236,000	2.06%	1,236,000	0	-
Yu Dianjun(1)	840,000	1.40%	840,000	0	-
Zhou Jinlian(1)	732,000	1.22%	732,000	0	-
Shao Mingfeng(1)	606,000	1.01%	606,000	0	-
Liao Caibin(1)	540,000	<1%	540,000	0	-
Zheng Sanshui(1)	582,000	<1%	582,000	0	-
Siriguleng(1)	516,000	<1%	516,000	0	-
Yang Xiuzhong(1)	456,000	<1%	456,000	0	-
Guo Jinling(1)	396,000	<1%	396,000	0	-
Liu Xin(1)	240,000	<1%	240,000	0	-
Shao Yongman(1)	162,000	<1%	162,000	0	-
Yan Huajing(1)	78,000	<1%	78,000	0	-
Yang Zhilan(1)	162,000	<1%	162,000	0	-
Tao Yalan(1)	192,000	<1%	192,000	0	-
Geng Xiangsheng(1)	246,000	<1%	246,000	0	-
Tao Lixin(1)	180,000	<1%	180,000	0	-
Yao Hongmian(1)	102,000	<1%	102,000	0	-
Dai Lijun(1)	90,000	<1%	90,000	0	-
Zeng Hongyang(1)	90,000	<1%	90,000	0	-
Liu Shizhong(1)	198,000	<1%	198,000	0	-
Li Binchun(1)	180,000	<1%	180,000	0	-
Chen Yan(1)	174,000	<1%	174,000	0	-
Tao Huawei(1)	390,000	<1%	390,000	0	-
Shi Yajie(1)	444,000	<1%	444,000	0	-
Zhou Laihong(1)	192,000	<1%	192,000	0	-
Zhou Ying(1)	54,000	<1%	54,000	0	-
Wang Xiumei(1)	90,000	<1%	90,000	0	-
Zhang Miao(1)	126,000	<1%	126,000	0	-
Song Liyan(1)	60,000	<1%	60,000	0	-
Ge Zhu(1)	150,000	<1%	150,000	0	-
Wang Xiafen(1)	144,000	<1%	144,000	0	-
Liang Yicheng(1)	60,000	<1%	60,000	0	-
Wang Minfang(1) (3)	156,000	<1%	156,000	0	-
Xiong Fei(1)	72,000	<1%	72,000	0	-
Xu Zhongying(1)	354,000	<1%	354,000	0	-
Sun Ping(1)	132,000	<1%	132,000	0	-
He Chengshu(1)	162,000	<1%	162,000	0	-
Zhang Huanqin(1)	246,000	<1%	246,000	0	-
Yang Li(1)	138,000	<1%	138,000	0	-
Chen Yunhua(1)	54,000	<1%	54,000	0	-
Zhao Junzhi(1)	120,000	<1%	120,000	0	-
Wei Guofeng(1)	60,000	<1%	60,000	0	-
Xing Yan Hua(1)	2,940,000	4.90%	2,940,000	0	-
Chen Wentong(1)	210,000	<1%	210,000	0	-
Xing Yanhui(1)	450,000	<1%	450,000	0	-
Total	30,600,000		30,600,000

(1)	These 63 shareholders received the shares offered by them in this prospectus on November 27, 2023 as parties to the share exchange between MTSS and the shareholders of MTSS Samoa.
(2)	Liu Huiqin is the shareholder of Inner Mongolia Qianbaichuan Technology Co., Ltd.
(3)	Wang Minfang is the shareholder of Shijiazhuang Zhengdong Network Technology Co., Ltd.

None of the selling shareholders has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our named executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The address for each person listed in the table is c/o Maitong Sunshine, Room 202, Gate 6, Building 9, Yayuan, Anhui Beili, Chaoyang District, Beijing.

The percentage ownership information shown in the table below is calculated based on 60,000,000 shares of our common stock issued and outstanding as of the date of this Prospectus. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Executive Officers and Directors	Amount of Beneficial Ownership of Common Stock (1)	Pre-Offering Percentage Ownership of Common Stock	Post-Offering Percentage Ownership of Common Stock
Directors and Named Executive Officers:
Huang Fang	29,400,000	49.00%	49.00%
Shang Jia	-	-%	-%
All executive officers and directors as a group (2 persons)	29,400,000	49.00%	49.00%

5% or Greater Shareholders:
Liu Huiqin (2)	4,038,000	6.73%	6.73%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common stock. All shares represent only common stock held by shareholders as no options are issued or outstanding.
(2)	Represents shares owned by Liu Huiqin and Inner Mongolia Qianbaichuan Technology Co., Ltd, Liu Huiqin is the shareholder of Inner Mongolia Qianbaichuan Technology Co., Ltd.

There is no contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our shareholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. A simple majority vote by our shareholders is required to take action.

As of the date of this prospectus, there were 60,000,000 shares of the Company’s common stock issued and outstanding, held by 64 shareholders.

Blank Check Preferred Stock

Our Articles of Incorporation gives the Board of Directors authority to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Among the rights and preferences that the Board may assign to the preferred stock are dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common shareholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is (212) 828-8436.

Nevada Anti-Takeover Statute

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 shareholders of record from engaging in various “combination” transactions with any interested shareholder for a period of two years after the date of the transaction in which the person became an interested shareholder, unless the transaction is approved by the Board of Directors prior to the date the interested shareholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the shareholders by the affirmative vote of shareholders representing at least 60% of the outstanding voting power held by disinterested shareholders, unless (a) the combination was approved by the Board of Directors prior to the person becoming an interested shareholder or (b) the transaction by which the person first became an interested shareholder was approved by the Board of Directors before the person became an interested shareholder. After the expiration of two years after the person becomes an interested shareholder, a Nevada corporation subject to the statue may not engage in a combination with an interested shareholder unless:

●	either (a) or (b) above are satisfied;

●	the combination is approved after expiration of such two-year period by a majority of the voting power held by disinterred shareholders; or

●	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested shareholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested shareholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested shareholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested shareholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested shareholder or an affiliate or associate of an interested shareholder. In general, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock.

We have not yet opted out of these provisions. This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

Control Shares.

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We do not have a provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

SHARES ELIGIBLE FOR FUTURE RESALE

As of the date of this prospectus, we have outstanding an aggregate of 60,000,000 shares of our common stock. Of these shares, the 30,600,000 shares covered by this prospectus may be transferred without restriction or further registration under the Securities Act by use of this prospectus.

The remaining 29,400,000 restricted shares of common stock are owned by our executive officers and directors and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

EXPERTS

The consolidated financial statements of our Company for the period from September 7, 2023 to September 30, 2023 that are included in this registration statement have been audited by Centurion ZD CPA & Co. Certified Public Accountants, independent registered public accountants, to the extent and for the periods set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

LEGAL MATTERS

The validity of the common stock offered hereby has been opined upon for us by our counsel, Robert Brantl, Esq.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. These report sets, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.maitongsunshine.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

TABLE OF CONTENTS

Three Months Ended December 31, 2023

Period from September 7, 2023 to September 30, 2023

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	As of December 31,	As of September 30,
	2023	2023
	(Unaudited)
Assets
Current Assets:
Cash	41,535	-
Other receivables	-	1,141
Total current assets	41,535	1,141
Property and equipment, net	3,676	-
Right-of-use assets	33,135	40,752
Total assets	$78,346	$41,893

Liabilities and Deficit
Current Liabilities:
Accrued expenses	$26,436	$30,790
Due to related parties	47,939	9,626
Other payables	3,812	1,239
Operating lease liabilities, current	33,135	34,830
Total current liabilities	111,322	76,485
Operating lease liabilities, less current portion	-	5,922
Total liabilities	111,322	82,407

Equity:
Preferred stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and September 30, 2023	-	-
Common stock; $0.001 par value, 150,000,000 shares authorized; 60,000,000 shares issued and outstanding at December 31, 2023 and September 30, 2023	60,000	60,000
Additional paid-in capital	-	-
Capital stock subscription receivable	-	(60,000)
Accumulated deficit	(92,996)	(40,502)
Accumulated other comprehensive loss	20	(12)
Total stockholders’ deficit	(32,976)	(40,514)
Total liabilities and equity	$78,346	$41,893

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED) (EXPRESSED IN US DOLLARS)

For the Three Months Ended December 31,
2023

Revenue	$123,970
Cost of revenue	75,839
Gross profit	48,131

Selling, general and administrative expenses	100,433
Loss from operations	(52,302)
Other income(expense)	(107)
Loss before provision for income taxes	(52,409)
Provision for income taxes	85
Net loss	$(52,494)

Comprehensive loss:
Net loss	$(52,494)
Foreign currency translation adjustment	32
Comprehensive loss	$(52,462)

Basic and diluted loss per share	$(0.001)
Weighted average number of shares outstanding	40,708,696

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

 (UNAUDITED) (EXPRESSED IN US DOLLARS, EXCEPT SHARES)

	Common stock		Additional	Capital stock		Accumulated Other	Total
	Number of Shares	Amount	Paid-in Capital	subscription receivable	Accumulated Deficit	Comprehensive Loss	Stockholders’ Equity
Balance at September 30, 2023	60,000,000	$60,000	$-	$(60,000)	$(40,502)	$(12)	$(40,514)
Capital subscription received	-	-	-	60,000	-	-	60,000
Net loss	-	-	-	-	(52,494)	-	(52,494)
Foreign currency translation adjustment	-	-	-	-	-	32	32
Balance at December 31, 2023	60,000,000	$60,000	$-	$-	$(92,996)	$20	$(32,976)

The accompanying notes are an integral part of these consolidated financial statements

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (EXPRESSED IN US DOLLARS)

For the Three Months Ended December 31,
2023
Cash Flows from Operating Activities
Net loss	$(52,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	105
Operating lease expense	8,703
Interest expense	305
Changes in operating assets and liabilities:
Other receivable	1,155
Accrued expenses	(4,584)
Lease payment	(9,008)
Other payables	2,527
Net cash used in operating activities	(53,291)

Cash Flows from Investing Activities
Purchase of fixed assets	(3,717)
Net cash used in investing activities	(3,717)

Cash Flows from Financing Activities
Loans from related parties	37,822
Proceeds for subscription receivable	60,000
Net cash provided by financing activities	97,822

Effect of exchange rate fluctuation on cash and cash equivalents	721
Net increase in cash and cash equivalents	41,535

Cash and cash equivalents, beginning of year	-
Cash and cash equivalents, end of year	$41,535

Supplemental disclosure of cash flow information
Cash paid for income taxes	$85
Cash paid for interest expense	$305

Supplemental disclosure of non-cash activities
Right-of-use assets and related lease liabilities	$33,135

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Maitong Sunshine Cultural Development Co., Limited (“MTSS”, together as a group with its subsidiaries was referred to the “Maitong Sunshine”, “Company”, “us” or “we”) was incorporated in the State of Nevada on October 26, 2023.

MTSS through its operating subsidiary, which has headquarters in Beijing, China, provides cultural tourism (include Education Tours and Family Tours), and plans to market arts expositions and Chinese cultural and creative products. The Company currently has 12 full-time employees.

MTSS’s subsidiaries are:

Maitong Sunshine Cultural Development Co., Limited (Samoa) (“MTSS Samoa”), was established on September 7, 2023 under the laws of Samoa. On November 27, 2023, MTSS issued 60,000,000 shares of its common stock to the original shareholders of MTSS Samoa, in exchange for 100% of the outstanding shares of MTSS Samoa (the “Share Exchange”).

Maitong Sunshine Cultural Development Co., Limited (Hong Kong) (“MTSS HK”), was established on September 13, 2023 under the laws of Hong Kong. MTSS Samoa holds a 100% interest in MTSS HK.

Beijing Tongzhilian Cultural Development Co., Limited (“Tongzhilian”) is a privately held Limited Company that was approved on September 13, 2023 and registered on October 11, 2023 in Beijing, China. MTSS HK holds a 100% interest in Tongzhilian.

The transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the four entities have at all times been under the control of Ms. Huang Fang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Going concern

Management has determined there is substantial doubt about the Company’s ability to continue as a going concern as a result of lack of significant revenues and recurring losses. If the Company is unable to generate significant revenue or secure additional financing, it may be required to cease or curtail its operations. The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by advances and loans from related parties. Huang Fang, the President, CEO, chairwoman of the board and a shareholder of the Company, will provide support in the future if needed.

B.	Basis of presentation

The accompanying consolidated financial statements are expressed in U.S. Dollars and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

C.	Principles of consolidation

The consolidated financial statements include the accounts of MTSS and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

MTSS’s subsidiaries as of December 31, 2023 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Maitong Sunshine Cultural Development Co., Limited	Samoa	100	USD$	1,000,000
Maitong Sunshine Cultural Development Co., Limited	Hong Kong	100	HKD$	10,000
Beijing Tongzhilian Cultural Development Co., Ltd	China	100	RMB	1,000,000

D.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from these estimates.

E.	Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determining the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of MTSS HK is the Hong Kong Dollar and the functional currency of MTSS Samoa and MTSS is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

The financial statements of MTSS’s subsidiaries that are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and stockholders’ equity (deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

For the Three Months Ended December 31, 2023
(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.0798/7.8085
Revenue and expenses	period weighted average	7.2052/7.8138

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

F.	Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are due from related parties and other receivables arising from its normal business activities. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk. The deposits placed with financial institutions are not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to reclaim its deposits in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. The Company places its cash in what it believes to be credit-worthy financial institutions.

The Company has a diversified customer base. The majority of sales are cash receipt in advance. For those credit sales, the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

For the three months ended December 31, 2023, the Company had 5 major customers that accounted for over 10% of its total revenue.

	Three Months Ended December 31, 2023
	Revenue	Percentage of revenue

Customer A	$41,521	33%
Customer B	16,490	13%
Customer C	27,483	22%
Customer D	13,741	11%
Customer E	16,490	13%

For the three months ended December 31, 2023, the Company had 1 major supplier that accounted for over 10% of its total cost of revenue.

	Three Months Ended December 31, 2023
	Cost of revenue	Percentage of Cost of revenue

Supplier A	$75,126	99%

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

G.	Fair value measurements

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability,

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the three months ended December 31, 2023.

Financial assets and liabilities of the Company primarily comprise of other receivables, accrued expenses, other payables and due to related parties. As of December 31, 2023, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

H.	Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

I.	Revenue recognition

The Company adopted FASB ASC Section 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sales of products and services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

I.	Revenue recognition (continued)

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

Service Revenue

The Company provides cultural tourism services and small-scale training services. The Company’s policy is to recognize revenue when the service is provided, at that time the services have been sold and the risk of loss has been transferred to the customer. Accordingly, revenue is recognized at the point in time when the service is provided.

Cost of service revenue consists primarily of the purchase cost, staff cost and other cost to fulfill a contract with a customer.

J.	Income taxes

The Company follows FASB ASC Section 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by ASC 740-10. The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

K.	Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

L.	Leases

In February 2016, the FASB issued ASU 2016-02–Leases (Topic 842), which increases transparency and comparability among organizations by recognizing right-of-use (“ROU”) lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU maintains a distinction between finance leases and operating leases, which is substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. Retaining this distinction allows the recognition, measurement and presentation of expenses and cash flows arising from a lease to remain similar to the previous accounting treatment. A lessee is permitted to make an accounting policy election by class of underlying asset to exclude from balance sheet recognition any lease assets and lease liabilities with a term of 12 months or less, and instead to recognize lease expense on a straight-line basis over the lease term. For both financing and operating leases, the ROU asset and lease liability is initially measured at the present value of the lease payments in the consolidated balance sheet. In July 2018, the FASB issued ASU 2018-11 which provides entities with the option to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, if necessary.

M.	Recently adopted accounting pronouncements

We do not believe that any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. OTHER RECEIVABLES

At December 31, 2023, other receivables consisted of:

	December 31,	September 30,
	2023	2023

Collected money on behalf of the company by employee	$-	$1,141
Total other receivables	$-	$1,141

NOTE 4. CAPITAL STOCK SUBSCRIPTION RECEIVABLE

Capital stock subscription receivable consists of the following:

Name	December 31, 2023	September 30, 2023
Huang Fang	$-	$60,000
Total	$-	$60,000

On September 7, 2023 our shareholders purchased the authorized shares of MTSS-Samoa for $60,000. Our CEO, Huang Fang, funded the purchase by giving MTSS-Samoa her personal promissory note in the amount of $60,000. As of September 30, 2023, the Company had a capital stock subscription receivable of $60,000 due from Huang Fang, a director, CEO and President of the Company. As of December 31, 2023, Ms. Huang had made payments to satisfy the $60,000 note payable to Maitong-Samoa.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

NOTE 5. DUE TO RELATED PARTIES

Due to related parties consists of the following:

Name of related party	December 31, 2023	September 30, 2023
Beijing Devoter Oriental Co., Ltd.	$9,626	$9,626
Huang Fang	38,313	-
Total	$47,939	$9,626

As of December 31, 2023 and September 30, 2023, the Company had a balance of $9,626 due to Beijing Devoter Oriental Co., Ltd.

As of December 31, 2023, the Company oowed Huang Fang a balance of $38,313, which represented the expenses she paid on behalf of the Company for expenses and the interest-free loan she provided to the Company.

Huang Fang is the President, CEO and Chairwoman of the Board and a shareholder of the Company, and the CEO and controlling shareholder of Beijing Devoter Oriental Co., Ltd.

NOTE 6. ACCRUED EXPENSES

At December 31 and September 30, 2023, accrued expenses consisted of:

	December 31	September 30,
	2023	2023

Audit fee	$3,000	$30,000
Attorney fee	9,465	-
Payroll payable	10,035	790
Social security payable	2,678	-
Others	1,258	-
Total accrued expenses	$26,436	$30,790

As of December 31, 2023 and September 30, 2023, the Company recorded payable to auditor of $3,000 and $30,000 for registration as a public reporting company in the United States.

As of December 31, 2023, the Company recorded payable to attorney of $9,465 for registration as a public reporting company in the United States.

As of December 31, 2023 and September 30, 2023, the Company recorded wages payable of $10,035 and $790.

NOTE 7. LEASE

On September 1, 2023, Huang Fang, the CEO of the holding company of Tongzhilian, she arranged to lease an office for the soon-to-be-established company, and Tongzhilian signed and confirmed the agreement when it was officially established. Under the terms of the agreement, Tongzhilian leased office space (approximately 144 square meters) under an operating lease agreement with Devoter (Beijing) Technology Co., Ltd, and is committed to make lease payments of approximately $44,482 (RMB 324,506) for the period between September 1, 2023 to November 30, 2024.

For the three months ended December 31, 2023, the lease amortization expense was $8,703.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

As of December 31, 2023, the Company has the following amounts recorded on the Company’s consolidated balance sheet:

December 31,
2023
Assets
Right-of-use asset	$33,135
Total	$33,135

Liabilities
Operating lease liability, current	$33,135
Operating lease liability, less current portion	-
Total	$33,135

Future annual minimum lease payments for non-cancellable operating leases are as follows:

Period Ending December 31
2024	$27,501
Thereafter	6,112
Total	33,613
Less: imputed interest	478
Total	$33,135

NOTE 8. INCOME TAXES

United States

MTSS is subject to the U.S. corporation tax rate of 21%.

Samoa

MTSS Samoa was incorporated in Samoa and, under the current laws of Samoa, is not subject to income tax.

Hong Kong

MTSS HK was incorporated in Hong Kong and is subject to Hong Kong profits tax. MTSS HK is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable statutory tax rate is 16.5%. The Company did not have any income (loss) subject to the Hong Kong profits tax.

China

Tongzhilian is subject to a 25% standard enterprise income tax in the PRC. There was $85 for income taxes for the three months ended December 31, 2023.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

A reconciliation of loss before income taxes for domestic and foreign locations for the three months ended December 31, 2023 is as follows:

For the Three Months Ended December 31,
2023
United States	$48,739
Foreign	3,670
Loss before income taxes	$52,409

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

December 31,
2023
Income tax (benefit) at USA statutory rate	21%
U.S. valuation allowance	(21)%
Effective combined tax rate	0%

The difference between the PRC statutory income tax rate and the PRC effective tax rate was as follows:

December 31,
2023
Income tax (benefit) at PRC statutory rate	25%
PRC valuation allowance	1%
Tax preference	(20)%
Effective combined tax rate	6%

The Company did not recognize deferred tax assets since it is not likely to incur taxes against which such deferred tax assets may be offset. The deferred tax would apply to MTSS in the U.S. and Tongzhilian in China.

The Company incurred losses from its United States operations during the three months ended December 31, 2023 of approximately $48,739. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $16,535 against the deferred tax assets related to the Company’s United States operations as of December 31, 2023, because the deferred tax benefits of the net operating loss carry forwards in the United States are not likely to be utilized. The US valuation allowance has increased by approximately $10,235 for the three months ended December 31, 2023.

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	September 30, 2023
China	December 31, 2023

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED DECEMBER 31, 2023

(UNAUDITED) (AMOUNTS IN US DOLLARS)

NOTE 9. CONTINGENCIES

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of December 31, 2023.

NOTE 10. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

For the Three Months Ended December 31,
2023
Numerator:
Net income attributable to common stockholders	$(52,494)
Denominator:
Basic and diluted weighted-average number of shares outstanding	40,708,696
Net income per share:
Basic and diluted	$(0.001)

NOTE 11. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2023 have been incorporated into these consolidated financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

To the Shareholders and the Board of Directors of Maitong Sunshine Cultural Development Co., Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Maitong Sunshine Cultural Development Co., Limited and its subsidiaries (the “Company”) as of September 30, 2023, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows, for the period from September 7, 2023 to September 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023, and the consolidated results of its operations and its cash flows for the period from September 7, 2023 to September 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Relating to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, company had significant working capital deficiency and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also not described in notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2023.

Hong Kong, China

December 20, 2023, except for the effects of the consolidated financial statement of the restatement described in Note 2, as to which the date January 26, 2024

PCAOB ID: 2769

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30,
2023
(Restated)
Assets
Current Assets:
Other receivables	1,141
Total current assets	1,141
Right-of-use assets	40,752
Total assets	$41,893

Liabilities and Deficit
Current Liabilities:
Accrued expenses	$30,790
Due to related parties	9,626
Other payables	1,239
Operating lease liabilities, current	34,830
Total current liabilities	76,485
Operating lease liabilities, less current portion	5,922
Total liabilities	82,407

Equity:
Preferred stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2023	-
Common stock; $0.001 par value, 150,000,000 shares authorized; 60,000,000 shares issued and outstanding at September 30, 2023	60,000
Additional paid-in capital	-
Capital stock subscription receivable	(60,000)
Accumulated deficit	(40,502)
Accumulated other comprehensive loss	(12)
Total stockholders’ equity	(40,514)
Total liabilities and equity	$41,893

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Period from September 7, 2023 to September 30,
2023

Revenue	$10,981
Cost of revenue	6,411
Gross profit	4,570

Selling, general and administrative expenses	45,182
Loss from operations	(40,612)
Other income	110
Loss before provision for income taxes	(40,502)
Provision for income taxes	-
Net loss	$(40,502)

Comprehensive loss:
Net loss	$(40,502)
Foreign currency translation adjustment	(12)
Comprehensive loss	$(40,514)

Basic and diluted loss per share	$(0.001)
Weighted average number of shares outstanding	29,400,000

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Restated for the Period from September 7, 2023 to September 30, 2023)

	Common stock		Additional	Capital stock		Accumulated Other	Total
	Number of Shares	Amount	Paid-in Capital	subscription receivable	Accumulated Deficit	Comprehensive Loss	Stockholders’ Equity
Shares issued	60,000,000	$60,000	$-	$-	$-	$-	$60,000
Subsidiary’s stock issued	-	-	-	(60,000)	-	-	(60,000)
Net loss	-	-	-	-	(40,502)	-	(40,502)
Foreign currency translation adjustment	-	-	-	-	-	(12)	(12)
Balance at September 30, 2023	60,000,000	$60,000	$-	$(60,000)	$(40,502)	$(12)	$(40,514)

The accompanying notes are an integral part of these consolidated financial statements

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Period from September 7, 2023 to September 30,
2023
(Restated)
Cash Flows from Operating Activities
Net loss	$(40,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating lease expense	3,068
Changes in operating assets and liabilities:
Prepayments and deferred expenses	30,000
Other receivable	(1,181)
Accrued expenses	817
Due to related parties	9,626
Lease payment	(3,068)
Other payables	1,240
Net cash provided by operating activities	-

Effect of exchange rate fluctuation on cash and cash equivalents	-
Net increase in cash and cash equivalents	-

Cash and cash equivalents, beginning of year	-
Cash and cash equivalents, end of year	$-

Supplemental disclosure of cash flow information
Cash paid for income taxes	$-
Cash paid for interest expense	$121

Supplemental disclosure of non-cash activities
Right-of-use assets and related lease liabilities	$40,752

The accompanying notes are an integral part of these consolidated financial statements.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Maitong Sunshine Cultural Development Co., Limited (“MTSS”, together as a group with its subsidiaries was referred to the “Maitong Sunshine”, “Company”, “us” or “we”) was incorporated in the State of Nevada on October 26, 2023. MTSS’s principal corporate address is Room 202, Gate 6, Building 9, Yayuan Anhui Beili, Chaoyang District, Beijing, 100000, China. Our telephone number is +86 (010) 6492 7946. Our registered agent for service of process is United Corporate Services, Inc., 2520 St Rose Pkwy Ste 319, Henderson, NV 89074, USA. Our website address is www.maitongsunshine.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

MTSS through its operating subsidiary, which has headquarters in Beijing, China, provides cultural tourism (include Education Tours and Family Tours), and plans to market arts expositions and Chinese cultural and creative products. The Company currently has 11 full-time employees.

MTSS’s subsidiaries are:

Maitong Sunshine Cultural Development Co., Limited (Samoa) (“MTSS Samoa”), was established on September 7, 2023 under the laws of Samoa. On November 27, 2023, MTSS issued 60,000,000 shares of its common stock to the original shareholders of MTSS Samoa, in exchange for 100% of the outstanding shares of MTSS Samoa (the “Share Exchange”).

Maitong Sunshine Cultural Development Co., Limited (Hong Kong) (“MTSS HK”), was established on September 13, 2023 under the laws of Hong Kong. MTSS Samoa holds a 100% interest in MTSS HK.

Beijing Tongzhilian Cultural Development Co., Limited (“Tongzhilian”) is a privately held Limited Company that was approved on September 13, 2023 and registered on October 11, 2023 in Beijing, China. MTSS HK holds a 100% interest in Tongzhilian.

The transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the four entities have at all times been under the control of Ms. Huang Fang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Going concern

Management has determined there is substantial doubt about the Company’s ability to continue as a going concern as a result of lack of significant revenues and recurring losses. If the Company is unable to generate significant revenue or secure additional financing, it may be required to cease or curtail its operations. The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by advances and loans from related parties. We expect that Huang Fang, the President, CEO, chairwoman of the board and a shareholder of the Company, will provide support in the future if needed. We do not, however, have any formal agreement with Ms. Huang requiring her to provide financing to the Company nor any method of enforcing our expectation.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

B.	Basis of presentation

The accompanying consolidated financial statements are expressed in U.S. Dollars and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

C.	Principles of consolidation

The consolidated financial statements include the accounts of MTSS and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

MTSS’s subsidiaries as of September 30, 2023 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Maitong Sunshine Cultural Development Co., Limited	Samoa	100	USD$	1,000,000
Maitong Sunshine Cultural Development Co., Limited	Hong Kong	100	HKD$	10,000
Beijing Tongzhilian Cultural Development Co., Ltd	China	100	RMB	1,000,000

D.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from these estimates.

E.	Restatement

The Company determined that the Company’s financial statements for the period from September 7, 2023 to September 30, 2023 should be restated upon determination that there should not be an adjustment to the value of the due from related parties and capital stock subscription receivable at period end.

Balance Sheet as of September 30, 2023

	As Previously Reported	Effect of Restatement
Due from related parties	$60,000	$-
Capital stock subscription receivable	$-	$(60,000)

Statement of Cash Flows For the Period from September 7, 2023 to September 30, 2023

	As Previously Reported	Effect of Restatement
Cash Flows from Operating Activities
Lease payment	-	(3,068)
Cash Flows Used in Financing Activities
Lease payment	$(3,068)	$-

F.	Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determining the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of MTSS HK is the Hong Kong Dollar and the functional currency of MTSS Samoa and MTSS is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

The financial statements of MTSS’s subsidiaries that are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and stockholders’ equity (deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

The exchange rates used for foreign currency translation are as follows:

For the Period from September 7, 2023 to September 30, 2023
(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	7.2952/7.8315
Revenue and expenses	period weighted average	7.0511/7.8310

G.	Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are due from related parties and other receivables arising from its normal business activities. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk. The deposits placed with financial institutions are not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to reclaim its deposits in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. The Company places its cash in what it believes to be credit-worthy financial institutions.

The Company has a diversified customer base. The majority of sales are cash receipt in advance. For those credit sales, the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

For the period from September 7, 2023 to September 30, 2023, the Company had 2 major customers that accounted for over 10% of its total revenue.

	Revenue	Percentage of revenue

Customer A	$4,213	38%
Customer B	6,768	62%

For the period from September 7, 2023 to September 30, 2023, the Company had 1 major supplier that accounted for over 10% of its total cost of revenue.

	Cost of revenue	Percentage of Cost of revenue

Supplier A	$6,127	96%

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

H.	Fair value measurements

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability,

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the period from September 7, 2023 to September 30, 2023.

Financial assets and liabilities of the Company primarily comprise of other receivables, due from related parties, accrued expenses, other payables and due to related parties. As of September 30, 2023, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

I.	Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

J.	Revenue recognition

The Company adopted FASB ASC Section 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sales of products and services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

Service Revenue

The Company provides cultural tourism services and small-scale training services. The Company’s policy is to recognize revenue when the service is provided, at that time the services have been sold and the risk of loss has been transferred to the customer. Accordingly, revenue is recognized at the point in time when the service is provided.

Cost of service revenue consists primarily of the marketing cost and other cost to fulfill a contract with a customer.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

K.	Income taxes

The Company follows FASB ASC Section 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by ASC 740-10. The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

L.	Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

M.	Leases

In February 2016, the FASB issued ASU 2016-02–Leases (Topic 842), which increases transparency and comparability among organizations by recognizing right-of-use (“ROU”) lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU maintains a distinction between finance leases and operating leases, which is substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. Retaining this distinction allows the recognition, measurement and presentation of expenses and cash flows arising from a lease to remain similar to the previous accounting treatment. A lessee is permitted to make an accounting policy election by class of underlying asset to exclude from balance sheet recognition any lease assets and lease liabilities with a term of 12 months or less, and instead to recognize lease expense on a straight-line basis over the lease term. For both financing and operating leases, the ROU asset and lease liability is initially measured at the present value of the lease payments in the consolidated balance sheet. In July 2018, the FASB issued ASU 2018-11 which provides entities with the option to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, if necessary.

N.	Recently adopted accounting pronouncements

We do not believe that any recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

NOTE 3. OTHER RECEIVABLES

At September 30, 2023, other receivables consisted of:

September 30,
2023

Collected money on behalf of the company by employee	$1,141
Total other receivables	$1,141

NOTE 4. CAPITAL STOCK SUBSCRIPTION RECEIVABLE

Capital stock subscription receivable consists of the following:

Name	September 30, 2023
Huang Fang	$60,000
Total	$60,000

On September 7, 2023 our shareholders purchased the authorized shares of MTSS Samoa for $60,000. Our CEO, Huang Fang, funded the purchase by giving MTSS Samoa her personal promissory note in the amount of $60,000. As of September 30, 2023, the Company had a capital stock subscription receivable of $60,000 due from Huang Fang, a director, CEO and President of the Company. As of December 31, 2023, Ms. Huang had satisfied the $60,000 note.

NOTE 5. DUE TO RELATED PARTIES

Due to related parties consists of the following:

Name of related party	September 30, 2023
Beijing Devoter Oriental Co., Ltd.	$9,626
Total	$9,626

As of September 30, 2023, the Company had a balance of $9,626 due to Beijing Devoter Oriental Co., Ltd.

Huang Fang is the President, CEO and Chairwoman of the Board and a shareholder of the Company, and the CEO and controlling shareholder of Beijing Devoter Oriental Co., Ltd.

NOTE 6. ACCRUED EXPENSES

At September 30, 2023, accrued expenses consisted of:

September 30,
2023

Audit fee	$30,000
Payroll payable	790
Total accrued expenses	$30,790

As of September 30, 2023, the Company recorded audit fee of $30,000 for registration as a public reporting company in the United States.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

NOTE 7. LEASE

On September 1, 2023, Huang Fang, as part of her efforts to organize Tongzhilian, made arrangements to lease an office for the soon-to-be-established company. The organization of Tongzhilian was approved on September 13, 2023 and registered on October 11, 2023, at which time Tongzhilian signed and confirmed the lease agreement. Under the terms of the agreement, Tongzhilian leased office space (approximately 144 square meters) under an operating lease agreement with Devoter (Beijing) Technology Co., Ltd, and is committed to make lease payments of approximately $44,482 (RMB 324,506) for the period between September 1, 2023 to November 30, 2024.

For the period from September 7, 2023 to September 30, 2023, the lease amortization expense was $2,947.

As of September 30, 2023, the Company has the following amounts recorded on the Company’s consolidated balance sheet:

September 30,
2023
Assets
Right-of-use asset	$40,752
Total	$40,752

Liabilities
Operating lease liability, current	$34,830
Operating lease liability, less current portion	5,922
Total	$40,752

Future annual minimum lease payments for non-cancellable operating leases are as follows:

Year Ending September 30
2024	$35,586
Thereafter	5,931
Total	41,517
Less: imputed interest	765
Total	$40,752

NOTE 8. INCOME TAXES

United States

MTSS is subject to the U.S. corporation tax rate of 21%.

Samoa

MTSS Samoa was incorporated in Samoa and, under the current laws of Samoa, is not subject to income tax.

Hong Kong

MTSS HK was incorporated in Hong Kong and is subject to Hong Kong profits tax. MTSS HK is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable statutory tax rate is 16.5%. The Company did not have any income (loss) subject to the Hong Kong profits tax.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

China

Tongzhilian is subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the period from September 7, 2023 to September 30, 2023.

A reconciliation of loss before income taxes for domestic and foreign locations for the period from September 7, 2023 to September 30, 2023 is as follows:

For the period from September 7, 2023 to September 30,
2023
United States	$30,000
Foreign	10,502
Loss before income taxes	$40,502

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

September 30
2023
Income tax (benefit) at USA statutory rate	(21)%
U.S. valuation allowance	21%
Income tax (benefit) at PRC statutory rate	(25)%
PRC valuation allowance	25%
Effective combined tax rate	(0)%

The Company did not recognize deferred tax assets since it is not likely to incur taxes against which such deferred tax assets may be offset. The deferred tax would apply to MTSS in the U.S. and Tongzhilian in China.

The Company incurred losses from its United States operations during the period from September 7, 2023 to September 30, 2023 of approximately $30,000. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $6,300 against the deferred tax assets related to the Company’s United States operations as of September 30, 2023, because the deferred tax benefits of the net operating loss carry forwards in the United States are not likely to be utilized. The US valuation allowance has increased by approximately $6,300 for the period from September 7, 2023 to September 30, 2023.

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	September 30, 2023
China	December 31, 2023

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM SEPTEMBER 7, 2023 TO SEPTEMBER 30, 2023

(AMOUNTS IN US DOLLARS)

NOTE 9. CONTINGENCIES

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of September 30, 2023.

NOTE 10. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

For the year Ended September 30,
2023
Numerator:
Net loss attributable to common stockholders	$40,502
Denominator:
Basic and diluted weighted-average number of shares outstanding	60,000,000
Net income per share:
Basic and diluted	$(0.001)

NOTE 11. SUBSEQUENT EVENTS

On October 11, 2023, Tongzhilian completed registration in Beijing, China. MTSS HK has controlled 100% of the ownership of Tongzhilian since it was established.

On November 27, 2023, MTSS Samoa acquired 100% of the ownership of MTSS HK from the original shareholders of MTSS HK.

On November 27, 2023, MTSS issued 60,000,000 shares of its common stock to the original shareholders of MTSS Samoa, in exchange for 100% of the outstanding shares of MTSS Samoa.

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2023 have been incorporated into these consolidated financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, sales person or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED

30,600,000

Shares

of

Common Stock

PROSPECTUS

_______, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$4,517
Transfer Agent Fees (1)	$3,000	(1)
Legal, accounting fees and expenses (1)	$45,000	(1)
Edgar filing, printing and engraving fees (1)	$1,500	(1)
Total (1)	$54,017	(1)

(1)	Estimated.

Indemnification of Directors and Officers

Section 607.0850 of the Nevada Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Nevada Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered sales of our securities since our inception on October 30, 2023. All of these sales were exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

On November 27, 2023, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Maitong Sunshine Cultural Development Co., Limited (Samoa) (“MTSS Samoa”), a privately held Limited Company registered in Samoa, in exchange for 60,000,000 shares of our common stock issued to the 64 shareholders of MTSS Samoa. The shares were issued as follows:

Shareholder	Number of Shares
Huang Fang(1)	29,400,000
Gong Yuanli	900,000
He Ronghong	900,000
He Rongju	900,000
Luo Shunping	900,000
Ming Xia	900,000
Ye Huali	900,000
Du Jianmei	900,000
Huang Hua	900,000
Huang Min	900,000
Huang Yan	900,000
Inner Mongolia Qianbaichuan Technology Co.,Ltd(2)	2,802,000
Shijiazhuang Zhengdong Network Technology Co.,Ltd(3)	2,802,000
Guo Yingji	498,000
Huang Kehuan	126,000
Huang Hai	126,000
Fu Yingting	282,000
Xiao Bin	90,000
Chen Baian	72,000
Liu Huiqin(2)	1,236,000
Yu Dianjun	840,000
Zhou Jinlian	732,000
Shao Mingfeng	606,000
Liao Caibin	540,000
Zheng Sanshui	582,000
Siriguleng	516,000
Yang Xiuzhong	456,000
Guo Jinling	396,000
Liu Xin	240,000
Shao Yongman	162,000
Yan Huajing	78,000
Yang Zhilan	162,000
Tao Yalan	192,000
Geng Xiangsheng	246,000
Tao Lixin	180,000
Yao Hongmian	102,000
Dai Lijun	90,000
Zeng Hongyang	90,000
Liu Shizhong	198,000
Li Binchun	180,000
Chen Yan	174,000
Tao Huawei	390,000
Shi Yajie	444,000
Zhou Laihong	192,000
Zhou Ying	54,000
Wang Xiumei	90,000
Zhang Miao	126,000
Song Liyan	60,000
Ge Zhu	150,000
Wang Xiafen	144,000
Liang Yicheng	60,000
Wang Minfang(3)	156,000
Xiong Fei	72,000
Xu Zhongying	354,000
Sun Ping	132,000
He Chengshu	162,000
Zhang Huanqin	246,000
Yang Li	138,000
Chen Yunhua	54,000
Zhao Junzhi	120,000
Wei Guofeng	60,000
Xing Yan Hua	2,940,000
Chen Wentong	210,000
Xing Yanhui	450,000
Total	60,000,000

(1)	Huang Fang is the President, CEO and Chairwoman of the Board of the Company.
(2)	Liu Huiqin is the shareholder of Inner Mongolia Qianbaichuan Technology Co., Ltd.
(3)	Wang Minfang is the shareholder of Shijiazhuang Zhengdong Network Technology Co., Ltd.

Exhibits and Financial Statement Schedules

(a) Exhibits:

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on February 22, 2024.

MAITONG SUNSHINE CULTURAL DEVELOPMENT CO., LIMITED.

By:	/s/ Huang Fang
	Name:	Huang Fang
	Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Shang Jia
	Name:	Shang Jia
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

/s/ Huang Fang	February 22, 2024
Huang Fang
Chairwoman of the Board Chief Executive Officer and Director (Principal Executive Officer)

/s/ Shang Jia	February 22, 2024
Shang Jia
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of Registrant(1)
3.2	Bylaws of Registrant(1)
5.1	Legal Opinion of Robert Brantl, Esq.(1)
10.1	Share Exchange Agreement(1)
10.2	Appointment Letter dated September 6, 2023, by and between Huang Fang and Maitong Sunshine Cultural Development Co., Limited(1)
10.3	Project Cooperation Agreement dated November 10, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Hebei Bailu Business Hotel Co., Ltd.(2)
10.4	Agency Contract dated December 1, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Linyi International Travel Agency Co., Ltd.(2)
10.5	“Camp in the Future” Camp Project Cooperative Agreement dated December 13, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Yingdong Future (Beijing) Culture Communication Co., Ltd.(2)
10.6	Project Agency Cooperation Agreement dated November 10, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Beijing Jiguantong Technology Co., Ltd.(2)
10.7	Strategic Cooperation Agreement dated November 14, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and LKK Design Co., Ltd.(2)
10.8	Strategic Cooperation Agreement dated December 13, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Tomato Intelligent Manufacturing (Beijing) Technology Co., Ltd.(2)
10.9	Labor Contract dated November 1, 2023 between Beijing Tongzhilian Cultural Development Co., Ltd. and Shang Jia(2)
10.10	Form of employee labor contract(2)
10.11	Promissory Note(2)
21.1	List of Company Subsidiaries(1)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Robert Brantl, Esq.. is included in Exhibit 5.1(1)
107	Filing Fee Table(1)

*****************************

(1)	Filed as an exhibit to the Registration Statement on Form S-1 filed on December 20, 2023

(2)	Files as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 26, 2024